Exhibit 10.1

TERM LOAN AGREEMENT

Dated as of April 26, 2019

between

ARC NYC570SEVENTH, LLC,

as Borrower,

CAPITAL ONE, NATIONAL ASSOCIATION

as Administrative Agent, Sole Lead Arranger and Sole Bookrunner

and

the LENDERS party hereto

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	4.5	KYC information	40
	4.6	Agreements	40
	4.7	Title	40
	4.8	No Bankruptcy Filing	41
	4.9	Full and Accurate Disclosure	41
	4.10	Tax Filings	41
	4.11	No Plan Assets	42
	4.12	Compliance	42
	4.13	Contracts	42
	4.14	Federal Reserve Regulations; Investment Company Act	42
	4.15	Easements; Utilities and Public Access	43
	4.16	Physical Condition	43
	4.17	Leases	43
	4.18	Fraudulent Transfer; Solvency	44
	4.19	Ownership of Borrower	44
	4.20	Purchase Options	44
	4.21	Management Agreement	44
	4.22	Environmental Representations	44
	4.23	Name; Principal Place of Business	44
	4.24	Other Debt	44
	4.25	Intentionally Omitted	44
	4.26	Own Behalf; For Own Account	45
	4.27	Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws	45
	4.28	Condominium Documents	45
5.	COVENANTS		45
	5.1	Existence	45
	5.2	Taxes and Other Charges	46
	5.3	Access to Property	46
	5.4	Repairs; Maintenance and Compliance; Alterations	46
	5.5	Performance of Other Agreements	47
	5.6	Cooperate in Legal Proceedings	48
	5.7	Further Assurances	48
	5.8	Environmental Matters	48

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	5.9	Title to the Property	48
	5.10	Leases	48
	5.11	Estoppel Statement	51
	5.12	Property Management	51
	5.13	Special Purpose Entity	53
	5.14	Change in Business or Operation of Property	54
	5.15	Debt Cancellation	54
	5.16	Affiliate Transactions	54
	5.17	Zoning	54
	5.18	No Joint Assessment	54
	5.19	Principal Place of Business	54
	5.20	Change of Name, Identity or Structure	54
	5.21	Indebtedness	55
	5.22	Licenses	55
	5.23	Compliance with Restrictive Covenants, Etc	55
	5.24	ERISA	55
	5.25	Prohibited Transfers	56
	5.26	Liens	57
	5.27	Dissolution	57
	5.28	Expenses	57
	5.29	Indemnity	58
	5.30	Compliance with Laws; PATRIOT Act	59
	5.31	Borrower Accounts	60
	5.32	Intentionally Omitted	60
	5.33	Financial Covenants	60
	5.34	Required Repairs	61
	5.35	Appraisals	61
	5.36	Condominium Rights and Obligations	61
6.	NOTICES AND REPORTING		63
	6.1	Notices	63
	6.2	Borrower Notices and Deliveries	64
	6.3	Financial Reporting	64
	6.4	Platform	66

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7.	INSURANCE; CASUALTY; AND CONDEMNATION		67
	7.1	Insurance	67
	7.2	Casualty	72
	7.3	Condemnation	73
	7.4	Application of Proceeds or Award	74
8.	DEFAULTS		75
	8.1	Events of Default	75
	8.2	Remedies	77
9.	INTENTIONALLY OMITTED		79
10.	ADMINISTRATIVE AGENT		79
	10.1	Appointment, Powers and Immunities	79
	10.2	Reliance by Administrative Agent	81
	10.3	Defaults	81
	10.4	Rights as a Lender	87
	10.5	Standard of Care; Indemnification	88
	10.6	Non-Reliance on Administrative Agent and Other Lenders	89
	10.7	Failure to Act	89
	10.8	Resignation of Administrative Agent	90
	10.9	Consents Under Loan Documents	90
	10.10	Authorization	92
	10.11	Agency Fee	92
	10.12	Defaulting Lenders	93
	10.13	Liability of Administrative Agent	96
	10.14	Transfer of Agency Function	97
	10.15	Administrative Agent May File Proofs of Claim	97
	10.16	USA Patriot Act Notice; Compliance	97
	10.17	Several Obligations; No Liability, No Release	98
	10.18	No Reliance on Administrative Agent's Customer Identification Program	98
	10.19	Intentionally Omitted	98
	10.20	Arranger; Bookrunner	98
	10.21	Scope of Article X	99
11.	MISCELLANEOUS		99
	11.1	Exculpation	99

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11.2	Brokers and Financial Advisors	102
11.3	Survival	102
11.4	Administrative Agent’s Discretion	103
11.5	Governing Law	103
11.6	Modification, Waiver in Writing	104
11.7	Trial by Jury	104
11.8	Headings, Schedules and Exhibits	104
11.9	Severability	105
11.10	Preferences	105
11.11	Waiver of Notice	105
11.12	Remedies of Borrower	105
11.13	Prior Agreements	105
11.14	Offsets, Counterclaims and Defenses	106
11.15	Publicity	106
11.16	No Usury	106
11.17	Conflict; Construction of Documents	107
11.18	No Third Party Beneficiaries	107
11.19	No Advisory or Fiduciary Responsibility	107
11.20	Assignments and Participations	108
11.21	Set-Off	114
11.22	Counterparts	114
11.23	Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees	114
11.24	Cooperation with Syndication	115
11.25	Severance of Loan	115
11.26	Promotional Material	116

v

Schedule 1	-	Leases
Schedule 2	-	Exceptions to Representations and Warranties
Schedule 3	-	Organization of Borrower
Schedule 4	-	Definition of Special Purpose Entity
Schedule 5	-	Required Repairs
Schedule 6	-	Commitments and Proportionate Shares
Schedule 7	-	Replacement Managers

Exhibit A	-	[Intentionally Omitted]
Exhibit B	-	[Intentionally Omitted]
Exhibit C	-	Form of Interest Period Election Notice
Exhibit D	-	Form of Assignment and Assumption
Exhibit E	-	Form of Assignment of Unit Owner’s Rights
Exhibit F	-	Form of Voting Proxy
Exhibit G	-	Form of Conditional Resignation of Board Member

vi

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT is dated as of the Effective Date (as hereinafter defined) (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) and is made by and between ARC NYC570SEVENTH, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Borrower”), CAPITAL ONE, NATIONAL ASSOCIATION, as administrative agent (together with its successors and assigns in such capacity and any replacement administrative agent appointed pursuant hereto, “Administrative Agent”) and in its capacity as the sole lead arranger and sole bookrunner (in such capacities, “Sole Lead Arranger” and “Sole Bookrunner,” respectively), and the lenders party hereto (each, a “Lender”, collectively, the “Lenders”).

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1          Specific Definitions. The following terms have the meanings set forth below:

9 Times Square Building: the parcel of real property known as Nine Times Square, located at 570 Seventh Avenue, New York, New York, identified as Block 1012, Lots 1101 and 1102, and the building located thereon, as more fully described in its respective Condominium Documents.

Acceptable Condominium Policy: the meaning set forth in Section 7.1.1.

Additional Transfer: the meaning set forth in Section 11.20.7.

Administrative Agent: the meaning set forth in the Preamble.

Administrative Questionnaire: an Administrative Questionnaire in a form supplied by Administrative Agent.

Advanced Amount: the meaning set forth in Section 10.12.4.

Affiliate: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

Agency Fee: the agency fee agreed to by Borrower and Administrative Agent pursuant to the Fee Letter.

Agent Parties: the meaning set forth in Section 6.4.3.

Alternate Interest Rate Election Notice: the meaning set forth in Section 2.12.2.

Alternate Rate: an alternate benchmark interest rate to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for commercial real estate loans in the United States at such time (which may include such credit adjustments or other adjustments, in each case, to such rate as are present in the market for commercial real estate loans in the United States at such time; plus the Interest Rate Spread.

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Alternate Rate Loan: Loans that bear interest at the Alternate Rate.

Annual Budget: the meaning set forth in Section 6.3.5.

Anti-Corruption Laws: all laws, rules, and regulations concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

Anti-Terrorism Laws: all laws related to terrorism or money laundering including, without limitation: (a) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the Patriot Act, (b) the Trading with the Enemy Act, (c) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (d) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

Appraisal: an appraisal of the Property, contracted by Administrative Agent and paid for by Borrower, prepared by an independent third-party appraiser certified in the State in which the Property is located, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and must otherwise be in form and substance reasonably satisfactory to Administrative Agent.

Approved Annual Budget: the meaning set forth in Section 6.3.5.

Approved Capital Budget: the meaning set forth in Section 6.3.5.

Approved Capital Expenses: Capital Expenses incurred by Borrower, which are either (i) included in the Approved Capital Budget for the current calendar month or (ii) otherwise expressly approved in writing by Administrative Agent.

Approved Fund: shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) an Eligible Institution.

Approved Lease: (i) the Leases set forth on the Rent Roll, (ii) that certain Lease, dated as of August 23, 2018, by and between Borrower, as landlord, and Knotel 200 W 41st LLC, as tenant, (iii) that certain Lease, dated as of April 11, 2019, by and between Borrower, as landlord, and Control Point Associates, Inc., as tenant, and (iv) any Lease entered into in accordance with the terms of this Agreement which has been expressly approved in writing (or deemed approved) by Administrative Agent or which does not require the express written approval of Administrative Agent pursuant to the terms hereof entered into after the date hereof (not including any amendments or modifications thereto).

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Approved Leasing Expenses: actual out-of-pocket expenses incurred by Borrower and payable to third parties that are not Affiliates of Borrower or Guarantor (unless such Affiliate has been previously expressly approved in writing by Administrative Agent) in connection with leasing space at the Property pursuant to Approved Leases, including brokerage commissions and tenant improvements, which expenses are (a) specifically approved in writing by Administrative Agent in connection with approving the applicable Approved Lease or are otherwise expressly approved by Administrative Agent in writing (or deemed approved), and (b) are substantiated by executed Lease documents and brokerage agreements entered into in accordance herewith (including without limitation the Leasing Agreements).

Approved Operating Budget: the meaning set forth in Section 6.3.5.

Approved Operating Expenses: the meaning set forth in the Cash Management Agreement.

Assignment and Assumption: an Assignment and Assumption duly executed by the parties thereto, in substantially the form of Exhibit D attached hereto.

Assignment of Leases and Rents: the meaning set forth in the definition of Loan Documents.

Auto-debit Account: the meaning set forth in Section 2.2.5, as may be updated by written notice to Administrative Agent.

Award: the meaning set forth in Section 7.3.2.

Bankruptcy Proceeding: the meaning set forth in Section 4.8.

Base Rate: a fluctuating rate per annum equal to the Prime Rate plus the Interest Rate Spread.

Base Rate Loan: Loans that bear interest at the Base Rate.

Basel Committee: the Basel Committee on Banking Supervision and any successor or similar authority.

Basel III: the global regulatory standards issued on January 13, 2011, by the Basel Committee and any requests, rules, regulations, guidelines, interpretations or directions promulgated thereby or by any Governmental Authority in connection therewith.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.

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Bifurcation: the meaning set forth in Section 11.25.1.

Borrower: the meaning set forth in the Preamble. With respect to the definition of “Borrower”, except where the context otherwise provides, in the event more than one Person is Borrower hereunder, (a) any representations contained herein of Borrower shall be applicable to each Borrower, (b) any affirmative covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (c) any negative covenants contained herein shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (d) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (e) any indebtedness and/or obligations of Borrower shall be deemed to include any indebtedness and/or obligations of Borrower, or any indebtedness and/or obligations of any one of them. If Borrower consists of more than one Person, then the word “Borrower” shall mean all such Persons, collectively, and their liabilities, obligations and responsibilities under the Loan Documents shall be joint and several.

Borrower-Related Lender: the meaning set forth in Section 11.20.6.

Borrower’s Recourse Liabilities: the meaning set forth in Section 11.1.

Business Day: any day other than a Saturday, Sunday, or a public holiday or the equivalent for banks generally under the applicable federal law and if no applicable federal law exists, then the applicable state law; provided, that whenever any payment (including but not limited to the Monthly Payment Due Dates) or other obligation required under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, such payment may be made or shall be debited on the Business Day Adjustment Date.

Business Day Adjustment Date: the next succeeding Business Day.

By-Laws: the By-Laws of the Condominium annexed to the Declaration, as same may be amended from time to time in accordance with its terms.

Capital Expenses: expenses that are capital in nature or required under GAAP to be capitalized.

Capital One: Capital One, National Association.

Cash Management Accounts: the meaning set forth in Section 3.8.

Cash Management Agreement: that certain Cash Management Agreement, dated as of the date hereof, among Borrower, Manager, Administrative Agent and Deposit Bank.

Cash Management Period: the meaning set forth in Cash Management Agreement.

Casualty: the meaning set forth in Section 7.2.1.

Casualty/Condemnation Account: the meaning set forth in Section 3.5.

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Casualty/Condemnation Prepayment: the meaning set forth in Section 2.3.2.

CEA: the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

CFTC: the Commodity Futures Trading Commission.

Change in Law: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

CIP Regulations: the meaning set forth in Section 10.18.

Clearing Account: the meaning set forth in Section 3.1.

Clearing Bank: the meaning set forth in the Cash Management Agreement.

Code: the Internal Revenue Code of 1986, as amended.

Commitment: as to each Lender, the obligation of such Lender to make its Proportionate Share of the Loan in an aggregate amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 6 attached hereto under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 11.20, as specified in the respective Assignment and Assumption (consented to by Administrative Agent in accordance with Section 11.20) pursuant to which such assignment is effected, in either case, as such percentage may be modified by any Assignment and Assumption.

Communications: the meaning set forth in Section 6.4.3.

Compliance Certificate: a certificate executed by Borrower in the form of Exhibit B attached hereto.

Condemnation: the meaning set forth in Section 7.3.1.

Condominium: the Nine Times Square Condominium established by the Condominium Documents.

Condominium Act: Article 9-B of the Real Property Law of the State of New York (§ 339-d et seq.), and all regulations with respect thereto, now or hereafter promulgated.

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Condominium Board: the condominium association established pursuant to the Condominium Documents.

Condominium Charges: all amounts, costs and charges payable by the owner of any unit to the condominium association established pursuant to the Condominium Documents.

Condominium Documents: collectively, all documents, as required by the Condominium Act and otherwise, relating to the submission of the 9 Times Square Building and its respective Improvements to the provisions of said Condominium Act or to the regulation, operation, administration or sale thereof after such submission, including, but not limited to, the Declaration, offering circular, articles of incorporation, if applicable, By-Laws and rules and regulations of the Condominium Board, Floor Plans and plats applicable to such building.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Control: with respect to any Person, either (a) ownership, directly or indirectly, of more than 50% of all equity interests in such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” shall have the correlative meaning to Control.

Covered Entity: the meaning set forth in Section 4.27.

Debt: the unpaid Principal, all interest accrued and unpaid thereon, all amounts payable to any Indemnified Party pursuant to any Loan Document, all amounts payable to Administrative Agent under any Loan Document and all due and unpaid fees and other sums due to Lenders with respect to the Loan or under any Loan Document, and any and all obligations of Borrower and/or its Affiliates pursuant to any Secured Swap Agreement.

Debt Service: with respect to any particular period, scheduled interest payments due under the Note in such period.

Debt Service Coverage Ratio: as of any date, the ratio calculated by Administrative Agent of (i) the Net Operating Income for the 12-month period ending with the most recently completed calendar month to (ii) the Hypothetical Debt Service with respect to such period.

Debt Yield: as of any determination date, the percentage obtained by dividing (i) the aggregate amount of Net Operating Income from the Property for the 12-month period immediately preceding the most recently completed calendar month, annualized by (ii) the outstanding Principal balance of the Loan (including any unfunded amounts) as of the date of determination.

Debt Yield Breach: the meaning set forth in Section 5.33.2.

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Declaration: shall mean that certain Declaration of Condominium of the Nine Times Square Condominium, dated April 18, 2016 and recorded on September 14, 2016 in CRFN 201600319471 in the Office of the City Register of the City of New York, County of New York, as amended by that certain First Amendment to Declaration of Nine Times Square Condominium dated as of December 18, 2018, to be recorded in the Office of the City Register of the City of New York, County of New York, as the same may be further amended from time to time in accordance with its terms.

Default: the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.

Default Rate: the lesser of (a) four percent (4%) above the Interest Rate, compounded monthly and (b) the highest amount permitted by applicable law.

Defaulting Lender: the meaning set forth in Section 10.12.

Deposit Account: the meaning set forth in the Cash Management Agreement.

Deposit Bank: Capital One, or such other bank or depository selected by Administrative Agent in its discretion and approved by Borrower.

DSCR Breach: the meaning set forth in Section 5.33.1.

Easements: the meaning set forth in Section 4.15.

Effective Date: April 26, 2019.

Eligible Account: a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with Capital One or such other federal or state-chartered depository institution or trust company which complies with the definition of Eligible Depository Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

Eligible Contract Participant: an “eligible contract participant” as defined in the CEA and regulations thereunder.

Eligibility Date: with respect to Borrower or Guarantor and each swap transaction under a Secured Swap Agreement, the date on which this Agreement or any Loan Document becomes effective with respect to such swap transaction.

Eligible Depository Institution: a depository institution, expressly approved in writing by Administrative Agent, insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A1 by S&P, P1 by Moody’s and F1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least A by Fitch and S&P and A2 by Moody’s.

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Eligible Institution: any of (i) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower or Guarantor or directly or indirectly an Affiliate of Borrower or Guarantor) organized under the laws of any State of the United States, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; (v) an Approved Fund; or (vi) any Affiliate of Capital One, any other Person into which, or with which, Capital One is merged, consolidated or reorganized, or which is otherwise a successor to Capital One by operation of law, or which acquires all or substantially all of the assets of Capital One, any other Person which is a successor to the business operations of Capital One and engages in substantially the same activities, or any Affiliate of any of the foregoing.

Environmental Indemnity: that certain Environmental Indemnity, dated as of the date hereof, made by Borrower and Guarantor, jointly and severally, collectively as indemnitors, in favor of Administrative Agent (for the benefit of the Lenders), as amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

Environmental Laws: the meaning set forth in the Environmental Indemnity.

Environmental Report: the meaning set forth in the Environmental Indemnity.

Equipment: the meaning set forth in the Mortgage.

ERISA: the Employment Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate: all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Section 414(b), (c), (m) or (o) of the Code.

Event of Default: the meaning set forth in Section 8.1.

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Excluded Swap Obligation: with respect to Borrower or Guarantor, any Secured Swap Obligation if, and to the extent that, all or a portion of Guarantor’s guaranty of, or the grant by Borrower or Guarantor of a security interest to secure, such Secured Swap Obligation (or any guaranty thereof) is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Borrower’s or Guarantor’s respective failure for any reason to constitute an “eligible contract participant” as defined in the CEA and the regulations thereunder at the time the Guarantor’s guaranty or the grant of such security interest becomes effective with respect to such Secured Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) if a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such swap; (b) if a guaranty of a Secured Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Secured Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Loan Documents and a Secured Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, this definition of Excluded Swap Obligation liability with respect to each such Person shall only be deemed applicable to (i) the particular Secured Swap Obligations that constitute Excluded Swap Obligations with respect to such Person, and (ii) the particular Person with respect to which such Secured Swap Obligations constitute Excluded Swap Obligations.

Excluded Taxes: any of the following Taxes imposed on or with respect to Administrative Agent or any Lender or required to be withheld or deducted from a payment to Administrative Agent or any Lender, (a) Taxes (i) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.11.4) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.2.3, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Administrative Agent’s or such Lender’s failure to comply with Section 2.2.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

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FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Rate: for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/32 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day shall be applicable, as determined by Administrative Agent, or such other commercial bank as selected by Administrative Agent.

Fee Letter: the letter agreement, dated the date hereof, among Borrower, Administrative Agent, Sole Lead Arranger and Sole Bookrunner with respect to certain fees payable by Borrower in connection with the Loans, as the same may be modified or amended from time to time.

First Payment Date: May 1, 2019.

Fiscal Year: the meaning set forth in Section 6.3.1.

Fitch: Fitch, Inc., a division of Fitch Ratings Ltd.

Foreign Lender: (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

GAAP: generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

Governmental Authority: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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Gross Income: for the applicable period, all rentals, revenues, income and other recurring forms of consideration, received by, or paid to or for the account of or for the benefit of, Borrower resulting from or attributable to the operation, leasing and occupancy of the Property (including any expense reimbursements, utilities, storage rental, laundry rental and other miscellaneous income from the Property, but excluding pre-paid rents and security deposits) determined on a cash basis and using for all calculations hereunder the actual vacancy rate of the Property at the time of such calculation; specifically excluding, however (i) extraordinary, or one-time items, (ii) all rents and/or other income derived from any lease (a) whose tenant is in bankruptcy or is the subject of any other insolvency proceeding, (b) whose (A) lease expiration date is less than or equal to six months from the time of such calculation, (B) lease term has expired and has not been renewed, or (C) whose tenant has given notice of its intent to terminate the lease, in each case, during the applicable test period unless a substitute lease with a tenant and on terms reasonably acceptable to the Lender has been entered into for the space that is the subject of such lease, (c) whose tenant is in default under the terms, conditions and provisions of said lease, beyond any applicable grace and/or cure period, (d) any tenant(s) whose rent payment is in arrears for greater than sixty (60) days from the date of any test, unless said tenant is contesting rent in accordance with the terms of its Lease, (e) which is a “master lease” (i.e., a lease which is entered into by Borrower, as landlord, with Guarantor, any affiliate or subsidiary of Borrower or Guarantor, or Borrower itself, as tenant), or (f) whose tenant is not in occupancy or is not paying rent (other than tenants scheduled to commence rent payments within ninety (90) days of the applicable date of determination, as determined by Administrative Agent in its reasonable discretion), (iii) any revenue derived from a month-to-month tenancy, whether subject to a written instrument or otherwise, and/or (iv) any and all rent concessions granted by the Borrower in connection with any Lease. Gross Income shall be adjusted to include free rent periods for leased tenants in occupancy, subject to a maximum of (i) one month free per lease year and (ii) six (6) months total. Notwithstanding the foregoing to the contrary, all prepaid rents and all prepaid parking charges (if any) shall spread over the time period to which they pertain. For the purposes of clause (f) of this definition, a tenant shall be considered to be “in occupancy” if, as of the applicable date of determination, such tenant shall be subject to a current and binding lease, shall be in actual physical possession and use of its leased space in the Property for the purposes of conducting its day-to-day business operations under the lease, and shall not have vacated, abandoned, “gone dark”, or otherwise surrendered its space in the Property. For the purpose of clarification, a tenant shall not be considered to be “in occupancy” if the tenant’s sole use of its leased space is to store furniture, equipment, or any other personalty at the tenant’s leased premises.

Guarantor: New York City REIT, Inc., a Maryland corporation.

Guaranty: the meaning set forth in the definition of Loan Documents.

Hazardous Substances: the meaning set forth in the Environmental Indemnity.

Hypothetical Debt Service:  with respect to any particular period, the annualized, equal monthly payments of principal and interest that would have been payable under a hypothetical loan calculated using (a) an initial loan balance equal to the sum of the aggregate outstanding Principal balance of the Loan plus any unfunded portion of the Loan that remains available to Borrower upon Borrower’s compliance with the terms and conditions hereof (such sum, the “Total Loan Commitment”), (b) a twenty-five (25) year amortization period, and (c) an interest rate equal to the greater of (i) the actual rate on the Note at the time, (ii) the annual yield payable at the time on the ten (10) year United States Treasury obligations in amounts approximating the Total Loan Commitment plus two hundred fifty (250) basis points per annum, or (iii) 5.0% per annum.

Improvements: the meaning set forth in the Mortgage.

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Indemnified Liabilities: the meaning set forth in Section 5.29.

Indemnified Party: the meaning set forth in Section 5.29.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

Insurance Premiums: the meaning set forth in Section 7.1.2.

Insured Casualty: the meaning set forth in Section 7.2.2.

Interest Accrual Method: actual/360 (computed on the basis of a three hundred sixty (360) day year and the actual number of calendar days during the applicable month, calculated by multiplying the unpaid Principal of the Loan by the Interest Rate, dividing the product by three hundred sixty (360), and multiplying the quotient obtained by the actual number of days elapsed in the applicable month).

Interest Period: with respect to any LIBOR Based Loan, (i) initially, the period beginning on (and including) the date hereof and ending on (but excluding) the First Payment Date, and (ii) thereafter, the period beginning on (and including) the last day of the previous Interest Period and ending on (but excluding) the day one (1), two (2) or three (3) months, as elected by Borrower pursuant to Section 2.4 following the previous Interest Period; provided that if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day. Notwithstanding the foregoing, any Interest Period scheduled to end after the Maturity Date shall end on the Maturity Date.

Interest Rate: the interest rate then in effect with respect to the Loan, whether that be the LIBOR Rate, the Base Rate, or the Alternate Rate, as applicable pursuant to Section 2.12.

Interest Rate Spread: with respect to any (a) LIBOR Based Loan or Alternate Rate Loan, one hundred fifty basis points (1.50%) and (b) Base Rate Loan, fifty basis points (0.50%); provided that for any Alternate Rate Loan, the Interest Rate Spread may be subject to adjustment in accordance with the requirements for determining the Alternate Rate in Section 2.12.2.

IRS: the United States Internal Revenue Service.

Key Principal(s): New York City REIT, Inc., a Maryland corporation.

Late Payment Charge: an amount equal to the lesser of (a) two percent (2%) of the unpaid sum and (b) the maximum amount permitted by applicable law.

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Lease Termination Payments: (a) all fees, penalties, commissions or other payments made to Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease (including in connection with any Bankruptcy Proceeding), (b) any security deposits or proceeds of letters of credit held by Borrower in lieu of cash security deposits, which Borrower is permitted to retain pursuant to the applicable provisions of any Lease and (c) any payments made to Borrower relating to unamortized tenant improvements and leasing commissions under any Lease.

Leasing Agent: means, individually or collectively as the context may require, the Retail Leasing Agent and the Office Leasing Agent.

Leasing Agreement: means, individually or collectively as the context may require, the Retail Leasing Agreement and the Office Leasing Agreement.

Leases: all leases and other agreements or arrangements heretofore or hereafter entered into by Borrower pursuant to which any Person is granted a possessory interest in, or right to use, enjoy or occupy, or conduct any activity upon or in, the Property or the Improvements, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.

Legal Requirements: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, any Loan Document or all or part of the Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to Borrower, at any time in force affecting all or part of the Property.

Lender and Lenders: the respective meanings set forth in the Preamble.

Lender Funding Amount: an advance of the Loan, an unreimbursed Protective Advance or any other amount that a Lender is required to fund under this Agreement.

LIBOR: with respect to any Interest Period, the rate for deposits in U.S. Dollars for a period of one (1), two (2) or three (3) months, as elected by Borrower pursuant to Section 2.4, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London, England, time, on the Business Day that is at least two (2) London Banking Days preceding the Reset Date for such Interest Period. If such rate does not appear on the Reuters Screen LIBOR01 Page, then LIBOR for that Interest Period will be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the applicable rate; provided, that if at any time LIBOR, as determined hereby, would be less than the LIBOR Floor, it shall be deemed to be the LIBOR Floor for purposes of this Agreement.

LIBOR Based Loans: Loans that bear interest at the LIBOR Rate.

LIBOR Floor: zero percent (0%).

LIBOR Rate: a floating rate per annum equal to the Interest Rate Spread plus LIBOR for such Interest Period.

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Licenses: the meaning set forth in Section 4.12.

Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Liquid Assets: assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank, acceptable to Administrative Agent, having net assets of not less than $500,000,000, marketable securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market (including any unencumbered stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness commonly known as “securities”, secured or unsecured, convertible, subordinated or otherwise, and in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing which can readily be bought and sold on any nationally recognized securities exchange and would properly be classified as “marketable securities” on the personal financial statement of the Guarantor; provided, however, in no event shall investments or ownership interests in hedge funds be deemed to be included as a marketable security for the purposes of this Agreement) which are: (a) owned by Guarantor alone (and not jointly with any other Person, unless such other Person is a party included in the definition of “Guarantor” hereunder, in a non-margin account identified as being owned by Guarantor alone or an entity wholly owned by Guarantor and (b) free and clear of any lien, security interest, assignment, right of setoff, or other encumbrance of any kind.

Loan: the meaning set forth in Section 2.1.

Loan Documents: this Agreement and all other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Administrative Agent or Lenders in connection with the Loan, including (without limitation) the following, each of which is dated as of the date hereof unless expressly stated herein as otherwise: (a) the Promissory Note made by Borrower to the respective order of the Lenders in the Principal Amount (the “Note”), (b) the Mortgage, Assignment of Leases and Rents and Security Agreement made by Borrower in favor of Administrative Agent for the benefit of the Lenders which covers the Property (the “Mortgage”), (c) Assignment of Leases and Rents from Borrower to Administrative Agent for the benefit of the Lenders (the “Assignment of Leases and Rents”), (d) the Assignment of Agreements, Licenses, Permits and Contracts from Borrower to Administrative Agent for the benefit of the Lenders, (e) the Consent and Subordination of Manager by Manager in favor of Administrative Agent for the benefit of the Lenders, (f) the Consent and Subordination of Office Leasing Agent by Office Leasing Agent in favor of Administrative Agent for the benefit of the Lenders, (g) the Consent and Subordination of Retail Leasing Agent by Retail Leasing Agent in favor of Administrative Agent for the benefit of the Lenders, (h) the Environmental Indemnity, (i) the Guaranty of Recourse Obligations made by Guarantor (the “Guaranty”), (j) the Fee Letter, and (k) the Cash Management Agreement; as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, and including any Secured Swap Agreement entered into at any time pursuant to this Agreement, but specifically excluding any Third Party Swap Agreement.

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London Banking Day: any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

Major Lease: (i) that certain Lease, dated as of December 1, 2018, by and between Borrower, as landlord, and 9TS Gifts LLC, a New York limited liability company, as tenant, (ii) any successor tenant that occupies the same premises that 9TS Gifts, LLC occupies as of the Closing Date and (iii) any other Lease which premises covers one full floor or more of the Property.

Majority Lenders: Lenders holding at least 66 2/3 % of the aggregate outstanding Principal of the Loan or, if the Loan shall not have been made, at least 66 2/3% of the Commitments, provided that in determining such percentage at any given time, the Loan held by and Commitments made by all then-existing Defaulting Lenders will be disregarded and excluded, and the pro rata interests in the Loan and Commitments shall be redetermined, for voting or approval purposes only, to exclude the pro rata interests in the Loan and Commitments of such Defaulting Lenders, provided further, if there are only two (2) Lenders, Majority Lenders shall mean all Lenders that are not Defaulting Lenders and if there are only three (3) Lenders, Majority Lenders shall mean at least two (2) Lenders (unless there is only one (1) Lender that is not a Defaulting Lender, in which case it may be one (1) Lender) holding at least 66 2/3 % of the aggregate outstanding Principal of the Loan or, if the Loan shall not have been made, at least 66 2/3% of the Commitments, provided that in determining such percentage at any given time, the Loan held by and Commitments made by all then-existing Defaulting Lenders will be disregarded and excluded, and the pro rata interests in the Loan and Commitments shall be redetermined, for voting or approval purposes only, to exclude the pro rata interests in the Loan and Commitments of such Defaulting Lenders.

Management Agreement: the Management Agreement dated as of November 1, 2018, between Borrower and Manager, pursuant to which Manager is to manage the Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12.

Manager: CBRE, Inc., a Delaware corporation, or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.12.

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Material Alteration: any alteration affecting structural elements of the Property the cost of which exceeds $500,000; provided, however, that in no event shall (a) any Required Repairs, (b) any tenant improvement work performed pursuant to any Lease existing on the date hereof which has been approved by Administrative Agent in accordance with this Agreement or entered into hereafter in accordance with the provisions of this Agreement, or (c) alterations performed as part of a Restoration, constitute a Material Alteration.

Maturity Date: April 26, 2024, or such earlier date on which the final payment of Principal of the Loan becomes due and payable as therein provided, whether by declaration of acceleration or otherwise.

Monthly Payment Due Date: the first (1st) day Business Day of each calendar month.

Moody’s: Moody’s Investors Service, Inc.

Mortgage: the meaning set forth in the definition of Loan Documents.

Net Operating Income: the amount, if any, by which the Gross Income during the applicable period exceeds the Operating Expenses during such measured period.

Net Worth: as of a given date, (a) the total assets of any Person as of such date less (b) such Person’s total liabilities as of such date, determined in accordance with generally accepted accounting principles (or any other accounting method approved in writing by Administrative Agent), consistently applied.

Non-Pro Rata Advance: a Protective Advance or a disbursement under the Loan with respect to which fewer than all Lenders have funded (or reimbursed) their respective Proportionate Shares in breach of their obligations under this Agreement.

Non-Qualifying Party: Borrower or any Guarantor that on the applicable Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

Note: the meaning set forth in the definition of Loan Documents.

Notice of Default: the meaning set forth in Section 10.3.1.

O & M Program: the meaning set forth in Section 5.8.2.

Office Leasing Agent: Newmark & Company Real Estate, Inc., a New York corporation, or any successor, assignee or replacement office leasing agent appointed by Borrower in accordance with Section 5.12.

Office Leasing Agreement: the Exclusive Right Agreement dated as of November 5, 2014, as amended by that certain First Amendment of Exclusive Right Agreement dated as of November 5, 2015, as further amended by that certain Second Amendment of Exclusive Right Agreement dated as of August 9, 2017, as further amended by that certain Third Amendment of Exclusive Right Agreement, between Borrower and Office Leasing Agent, pursuant to which Office Leasing Agent is to act as leasing agent for the office portion of the Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12.

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Officer’s Certificate: a certificate delivered to Administrative Agent by Borrower which is signed by a senior executive officer, member, partner or other representative of Borrower acceptable to Administrative Agent and in form reasonably satisfactory to Administrative Agent in all respects.

Operating Expenses: actual operating expenses for the twelve (12) months immediately preceding the date of calculation (annualized if fewer than 12 months) plus three percent (3%) of the actual total of such costs and expenses, provided, however, that long term capital improvement costs, any tenant fit-up expenditures, the payments of principal and interest required pursuant to the terms, conditions, and provisions of this Agreement, depreciation and amortization, non-cash items, leasing commissions, fees, costs and other expenses associated with placing tenants in the Improvements (including professional fees related thereto), security deposits returned to tenants, the cost of repair and restoration after a casualty or condemnation, capital expenditures or capital reserves and debt service are all specifically excluded from such calculation of Operating Expenses; provided that the same shall be adjusted (i) for any changes in real estate taxes or insurance premiums or other expenses known as of the time of determination, (ii) to reflect replacement reserves of $0.30 per square feet of the Improvements and (iii) to reflect an assumed base property management fee equal to the greater of (y) three percent (3)% of Gross Income and (z) the actual base property management fee.

Other Charges: all maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

Other Connection Taxes: with respect to Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11.4).

Participant: the meaning set forth in Section 11.20.2(a).

Participant Register: the meaning set forth in Section 11.20.2(c).

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Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Public Law 107-56), as the same may be amended from time to time, and corresponding provisions of future laws related thereto.

Permitted Encumbrances: (a) the Liens created by, or expressly permitted under, the Loan Documents and any Secured Swap Agreement, (b) all Liens and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes or Other Charges not yet due and payable and not delinquent (or which are being contested by Borrower in good faith), (d) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within 45 days after Borrower first receives written notice of such Lien, (e) all Liens and other matters created or permitted pursuant to the terms of any Approved Leases, (f) Liens, if any, for Condominium Charges not yet due and payable and not delinquent, (g) any Leases entered into hereafter in accordance with the requirements of this Agreement, (h) the Condominium Documents and any amendments, modifications, or additions to the Condominium Documents entered into hereafter in accordance with the requirements of this Agreement, and (i) such other title and survey exceptions as Administrative Agent expressly approves (or may approve) in writing in Administrative Agent’s reasonable discretion.

Permitted Indebtedness: the meaning set forth in Section 5.21.

Permitted Transfer: the meaning set forth in Section 5.25.

Person: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Pfandbriefe Pledge: the meaning set forth in Section 11.20.7.

Pfandbriefe Transfer: the meaning set forth in Section 11.20.7.

Pfandbriefe-Transferred Interest: the meaning set forth in Section 11.20.7.

Pfandbriefe Trustee: the meaning set forth in Section 11.20.7.

Plan: (a) an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate makes or is obligated to make contributions and (b) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

Platform: the meaning set forth in Section 6.4.1.

Pledging Lender: the meaning set forth in Section 11.20.7.

Post-Foreclosure Plan: the meaning set forth in Section 10.3.6.

Premises: the meaning set forth in the Mortgage.

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Prime Rate: the rate of interest from time to time announced by Administrative Agent at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Administrative Agent to any customer and such rate is set by Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors. Any change in such prime rate shall take effect on the date announced by Administrative Agent.

Principal: all or a portion of the Principal Amount, as the context may require.

Principal Amount: FIFTY-FIVE MILLION AND 00/100 DOLLARS ($55,000,000.00).

Proceeds: the meaning set forth in Section 7.2.2.

Prohibited Lenders: means the Persons listed on Schedule 8 attached hereto.

Property: collectively, (a) the Premises and the Improvements, (b) the condominium unit (containing approximately 16,486 square feet) designated as RET in the Condominium Documents and the Improvements thereon and encumbered by the Mortgage, (c) the condominium unit (containing approximately 111,132 square feet) designated as OFF in the Condominium Documents and the Improvements thereon and encumbered by the Mortgage, (d) the condominium unit (containing approximately 1,755 square feet) designated as SIGN in the Condominium Documents and the Improvements thereon and encumbered by the Mortgage; (e) all rights pertaining to such condominium units, and (f) all other collateral for the Loan as more particularly described in the Mortgage and referred to therein as the Mortgaged Property. The Property is located in the County of New York and State of New York.

Property Condition Report: that certain Property Condition Assessment Report dated as of March 7, 2019, prepared by Nova Consulting Group, Inc.

Proportionate Share: with respect to each Lender, the percentage set forth opposite such Lender’s name on Schedule 6 attached hereto under the caption “Proportionate Share” or in the Assignment and Assumption (in accordance with the terms of this Agreement) pursuant to which such Lender became a party hereto, in any case, as such percentage may be modified in the most recent Assignment and Assumption (in accordance with the terms of this Agreement) to which such Lender is a party. The aggregate Proportionate Shares of all Lenders shall equal one hundred percent (100%).

Proposed Lease: the meaning set forth in Section 5.10.3.

Protective Advances: the meaning set forth in Section 10.3.2.

Public Lender: the meaning set forth in Section 6.4.2.

Qualified Carrier: the meaning set forth in Section 7.1.1.

Qualified Special Servicer: the meaning set forth in Section 10.3.11.

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Rating Agency: each of S&P, Moody’s, and Fitch, or any other nationally-recognized statistical rating organization.

Reference Banks: major banks in the London interbank market selected by Administrative Agent.

Register: the meaning set forth in Section 11.20.9.

Remedial Work: the meaning set forth in the Environmental Indemnity.

Rent Roll: the meaning set forth in Section 4.17.

Rents: all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.

Required Repairs: the meaning set forth in Section 5.34.

Reset Date: the first day of each Interest Period.

Restoration: the meaning set forth in Section 7.4.1.

Retail Leasing Agent: Robert K. Futterman & Associates, LLC, a New York limited liability company, or any successor, assignee or replacement retail leasing agent appointed by Borrower in accordance with Section 5.12.

Retail Leasing Agreement: the Retail Leasing Agreement dated as of March 30, 2017, as amended by that certain First Amendment of Retail Leasing Agreement dated as of March 30, 2018, between Borrower and Retail Leasing Agent, pursuant to which Retail Leasing Agent is to act as leasing agent for the retail portion of the Property, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Sanctioned Country: at any time, a country or territory that is subject to or the target of Sanctions.

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Sanctioned Person: at any time, any Person listed in any list of designated Persons or otherwise subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Sanctions program.

Sanctions: economic or financial sanctions or trade embargoes or controls imposed, administered or enforced from time to time by the U.S. government, including the Office of Foreign Assets Control, the U.S. Department of State, U.S. Department of Commerce, or U.S. Department of Justice, or the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority.

Secondary Accounts: the meaning set forth in the Cash Management Agreement.

Secured Swap Agreement: the meaning set forth in Section 2.6.1.

Secured Swap Obligations: the obligations of Borrower or any of its Affiliates under any Secured Swap Agreement.

Security Deposit Account: the meaning set forth in Section 3.6.

Servicer: a servicer selected by Administrative Agent to service the Loan, including any “master servicer” or “special servicer” appointed under the terms of any pooling and servicing agreement or similar agreement entered into as a result of any secondary market transaction.

Servicing Fees: the meaning set forth in Section 10.3.11.

Senior Loans: the meaning set forth in Section 10.12.8.

Significant Casualty: the meaning set forth in Section 7.2.2.

Sole Bookrunner: the meaning set forth in the Preamble.

Sole Lead Arranger: the meaning set forth in the Preamble.

Solvent: with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent liabilities and other commitments as they mature or as they otherwise are due and payable in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (e) such Person does not have unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

Special Advance Lender: the meaning set forth in Section 10.12.1.

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Special Purpose Entity: the meaning set forth in Section 5.13.

Special Servicing Event: the meaning set forth in Section 10.3.11.

Springing Recourse Event: the meaning set forth in Section 11.1.

State: the state in which the Property is located.

Syndication: the meaning set forth in Section 11.24.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term: the entire term of this Agreement, which shall expire upon the indefeasible repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents and any Secured Swap Agreement.

Third Party Swap Agreement: the meaning set forth in Section 2.6.1.

Title Insurance Policy: the ALTA mortgagee title insurance policy in the form acceptable to Administrative Agent issued with respect to the Property and insuring the Lien of the Mortgage.

Total Loan Commitment: the meaning set forth in the definition of Hypothetical Debt Service.

Transfer: (a) any sale, conveyance, transfer, lease, lien, pledge, mortgage, security interest, assignment or other hypothecation, encumbrance or alienation, or the entry into any agreement to sell, convey, transfer, lease, lien, pledge, mortgage, assign, hypothecate, encumber or alienate, whether by law or otherwise, of, on, in or affecting (i) all or part of the Property (including any legal or beneficial direct or indirect interest therein), or (ii) any direct or indirect legal or beneficial interest in Borrower (including any profit interest), or (b) any change of Control of Borrower. For the avoidance of doubt, the acceptance by Borrower, as landlord under a Lease, of a surrender of possession of the applicable premises by such tenant (in accordance with the requirements of this Agreement) shall not be deemed a Transfer.

Type: means a LIBOR Based Loan, Base Rate Loan or Alternate Rate Loan, as applicable.

UCC: the Uniform Commercial Code as in effect in the State of New York.

Unpaid Amount: the meaning set forth in Section 10.12.4.

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USD-LIBOR-Reference Banks: With respect to any Interest Period, the rates at which deposits in U.S. dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding that Reset Date to prime banks in the London interbank market for a period of one (1), two (2) or three (3) months, as elected by Borrower pursuant to Section 2.4 commencing on that Reset Date and in an amount equal to the outstanding Principal of the Loan. Administrative Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two (2) such quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If fewer than two (2) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Administrative Agent, at approximately 11:00 a.m., New York City time, on that Reset Date for loans in U.S. dollars to leading European banks for a period of one (1), two (2) or three (3) months, as elected by Borrower pursuant to Section 2.4 commencing on that Reset Date and in an amount equal to the outstanding Principal of the Loan.

U.S. Borrower: any Borrower that is a U.S. Person.

U.S. Person: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: the meaning assigned to such term in paragraph (f) of Section 2.2.3.

Welfare Plan: an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

Withholding Agent: Borrower and Administrative Agent.

Zoning Report: that certain Zoning Assessment for the Property dated as of March 21, 2019, prepared by Massey Consulting Group.

1.2          Principles of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s heirs, legal representatives, executors, successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, regulation, rule, order, ordinances, judgments, decrees and injunctions of a Governmental Authority herein shall, unless otherwise specified, refer to such law, regulation, rule, order, ordinances, judgments, decrees or injunctions as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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2.	GENERAL LOAN TERMS

2.1          The Loan. Each Lender severally agrees to make a loan to Borrower in the amount of such Lender’s Proportionate Share of the Principal Amount (all such loans, collectively, the “Loan”), which Loan shall mature on the scheduled Maturity Date. Lenders have advanced the entire Principal Amount of the Loan to Borrower on the date hereof. Borrower acknowledges receipt of the Loan, the proceeds of which are being and shall be used to (i) provide permanent financing for the Property, (ii) fund any reserves required under this Agreement, and (iii) pay (or reimburse, as applicable) transaction costs. Any excess proceeds, if any, may be used for any lawful purpose. No amount repaid in respect of the Loan may be reborrowed.

2.2          Interest; Monthly Payments.

2.2.1        Generally. From and after the date hereof, interest on the unpaid Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the First Payment Date, Borrower shall pay interest on the unpaid Principal from the date hereof through and including the last day of the first Interest Period. On each Monthly Payment Due Date thereafter to but excluding the Maturity Date, Borrower shall pay interest on the unpaid Principal which has accrued through and including the last day of the Interest Period immediately preceding such Monthly Payment Due Date. All accrued and unpaid interest shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Monthly Payment Due Date (whether prior to or after the Maturity Date), Borrower shall pay interest to and excluding the date of repayment.

2.2.2        Default Rate. After the occurrence and during the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, and shall be payable upon demand from time to time, to the extent permitted by applicable Legal Requirements.

2.2.3        Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirements (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Administrative Agent or the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(b)            Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent or such Lender or required to be withheld or deducted from a payment to such Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.20.2(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (d).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.2.3, Borrower shall deliver to Administrative Agent the original or a copy of a receipt (if any) issued by such Governmental Authority to Borrower evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

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(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.2.3(f) (ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(1)           any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

a.            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E(as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b.            executed copies of IRS Form W-8ECI;

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c.            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

d.            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(3)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(4)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.2.3 (including by the payment of additional amounts pursuant to this Section 2.2.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.2.3 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.2.4        Breakage Indemnity. Borrower shall upon request pay to Administrative Agent, for the account of each Lender, such amount or amounts to compensate it for any loss, cost or expense that such Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of:

(a)            any payment or prepayment of the Loan or any portion thereof made on a date other than a Monthly Payment Due Date for any reason (including, without limitation, the acceleration of the Loan pursuant to the Lenders’ rights referred to in Article 8) unless interest is paid by Borrower on such payment or prepayment through the end of the applicable Interest Period);

(b)            any payment, prepayment or conversion of a LIBOR Based Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Administrative Agent’s or the Lenders’ rights referred to in Article 8); or

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(c)            any default in payment or prepayment of the Principal or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise).

Administrative Agent or any Lender shall deliver to Borrower a statement for any such sums which it is entitled to receive pursuant to this Section 2.2.4, which statement shall be binding and conclusive absent manifest error.

2.2.5        Auto Debit. Borrower hereby authorizes Administrative Agent to automatically debit account no. 3027090946 (the “Auto-debit Account”) maintained by Borrower for the payment of any amounts due hereunder, or under the Mortgage, the Loan Documents or any Secured Swap Agreement. Debits for monthly payments of principal, interest, escrow, as any such amount is due hereunder, and payments of any applicable fees shall be made on each Monthly Payment Due Date unless other arrangements are agreed to in writing. In the event that the funds maintained by Borrower in such account are insufficient for any payment due hereunder, Administrative Agent may charge any other account of Borrower with Administrative Agent (except any Security Deposit Account) for any such payment due.

2.3          Loan Repayment.

2.3.1        Repayment. Borrower shall repay the entire outstanding Principal of the Loan in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Administrative Agent as follows in the following order of priority: First, to any fees, costs, expenses, and other amounts then due and owing under the Loan Documents; Second, accrued and unpaid interest at the Interest Rate; and Third, on a pari passu basis, to Principal and to any amounts due under the Secured Swap Agreement. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on the Property (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Administrative Agent shall elect in Administrative Agent’s discretion.

2.3.2        Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2. Each Casualty/Condemnation Prepayment, after deducting Administrative Agent and any Lender’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1, and if such Casualty/Condemnation Prepayment is made on any date other than a Monthly Payment Due Date, then such Casualty/Condemnation Prepayment shall include interest accrued to and excluding the date of repayment, however, if a Secured Swap Agreement is in effect, such Casualty/Condemnation Prepayment shall include interest that would have accrued on the Principal prepaid to but not including the next Monthly Payment Due Date. Unless expressly agreed to by Administrative Agent and Borrower in writing, notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.

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2.3.3        Optional Prepayments. Provided no Event of Default has occurred and is continuing, Borrower shall have the right to prepay all or any portion of the Principal in an amount no less than and in multiples of $50,000 provided that Borrower gives Administrative Agent at least ten (10) Business Days’ prior written notice thereof, which notice may be revoked by Borrower (in Borrower’s sole discretion) at any time prior to the expiration of such ten (10) Business Day period (subject to payment of any breakage costs). If any prepayment, permitted or required under this Section 2.3.3, is not made on a Monthly Payment Due Date, Borrower shall pay interest accrued on such prepaid Principal to and excluding the date of repayment.

2.4          LIBOR Elections. Borrower shall have the right to select whether the Interest Rate shall be calculated based on LIBOR contracts with either a one (1) month, two (2) months or three (3) months maturity date. Borrower must make such selection no later than two (2) London Banking Days prior to commencement of any such Interest Period by delivering a notice to Administrative Agent in the form of Exhibit C attached hereto. If no such notice is delivered with respect to any Interest Period, Borrower shall be deemed to have selected a LIBOR contract with a maturity equal to that of the previous LIBOR contract in effect or, if no such LIBOR contract was previously in effect, Borrower shall be deemed to have selected a LIBOR contract with a one (1) month maturity date.

2.5         Payments and Computations.

2.5.1        Making of Payments. Each payment by Borrower shall be made in U.S. dollars immediately available to Administrative Agent by 4:00 p.m., New York City time, on the date such payment is due, to Administrative Agent for the account of the Lenders by deposit to such account as Administrative Agent may designate by written notice to Borrower. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs. All payments (other than the initial funding of the Loan) by any Lender shall be made to Administrative Agent at Administrative Agent’s office not later than 11:00 a.m. New York City time on the day such payment is due.

2.5.2        Computations. Interest and any fees payable under the Loan Documents shall be computed based on the Interest Accrual Method.

2.5.3        Late Payment Charge. Unless expressly waived by the Lenders in writing, if any Principal, interest or other sum due under any Loan Document, other than the payment of Principal due on the Maturity Date (which in no event shall have any Late Payment Charge), is not paid by Borrower on the date on which it is due, Borrower shall pay to Administrative Agent for the account of the Lenders the Late Payment Charge, in order to defray the expense incurred by Lenders in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents. Borrower acknowledges that the Late Payment Charge provided for herein reflects, among other things, the fact that the Loan has become a substantially greater credit risk given its default status and that Administrative Agent and each Lender is entitled to additional compensation for such risk and all such interest is payable the Borrower upon demand by Administrative Agent. Borrower also agrees and acknowledges that the Default Rate is a reasonable forecast of such additional compensation for anticipated and actual harm incurred by Administrative Agent and the Lenders, and that such harm cannot be estimated with certainty or without difficulty.

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2.6          Swap Agreements.

2.6.1        Borrower shall hedge the floating interest expense of the Loan for the full term of the Loan by (a) maintaining one or more “swap agreements” (as defined in 11 U.S.C. § 101) with Administrative Agent or its Affiliate (a “Secured Swap Agreement”), or (b) one or more rate cap agreements or “swap agreements” (as defined in 11 U.S.C. §101) with another financial institution approved by Administrative Agent in writing (a “Third Party Swap Agreement”), in an aggregate notional amount equal to the outstanding Principal of the Loan originally scheduled to be outstanding over such term when the Secured Swap Agreement or Third Party Swap Agreement is executed, all upon terms and subject to such conditions as shall be reasonably acceptable to Administrative Agent (or if such transactions are pursuant to a Third Party Swap Agreement, all upon terms and subject to such conditions as shall be expressly approved by Administrative Agent in writing, which approval shall not be unreasonably withheld, conditioned or delayed).

2.6.2        In order for a Third Party Swap Agreement entered into with another financial institution to be expressly approved by Administrative Agent in writing, such other financial institution must at minimum have a long term, unsecured and unsubordinated debt rating of at least “A” by S&P and “A2” by Moody’s. In the event of any downgrade, withdrawal or qualification of the rating of such financial institution below “A” by S&P or “A2” by Moody’s, Borrower shall replace the Third Party Swap Agreement then in effect with a replacement Secured Swap Agreement or Third Party Swap Agreement meeting the requirements of this Section 2.6.2 not later than fifteen (15) Business Days after receiving written notice of such downgrade, withdrawal or qualification.

2.6.3        All of Borrower’s obligations under any Secured Swap Agreement shall be secured by the lien of the Mortgage on a pari passu basis with the Loan and other sums evidenced or secured by the Loan Documents. No Third Party Swap Agreement shall be secured by the Mortgage. Borrower’s interest in any Secured Swap Agreement or Third Party Swap Agreement shall be assigned to Administrative Agent for the benefit of the Lenders pursuant to documentation reasonably satisfactory to Administrative Agent in form and substance, and, in the case of any Third Party Swap Agreement, the counterparty to such Third Party Swap Agreement must have executed and delivered to Administrative Agent an acknowledgment of such assignment, which acknowledgment includes such counterparty’s agreement to (a) pay directly into the Clearing Account all sums payable by such counterparty pursuant to the Third Party Swap Agreement and (b) provide Administrative Agent with the ability to cure any Borrower defaults under such Third Party Swap Agreement and to maintain such Third Party Swap Agreement in full force and effect after the occurrence of any Borrower default or other termination event thereunder caused by Borrower, and shall otherwise be reasonably satisfactory to Administrative Agent in form and substance.

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2.6.4        Borrower shall promptly execute and deliver to Administrative Agent such confirmations and agreements as may be reasonably requested by Administrative Agent in connection with any Secured Swap Agreement.

2.6.5        Subject to the express obligations of Administrative Agent or any Affiliate thereof with respect to any Secured Swap Agreement, Borrower agrees that neither Administrative Agent nor any Lender shall have any obligation, duty or responsibility to Borrower or any other Person by reason of, or in connection with, any Secured Swap Agreement or Third Party Swap Agreement (including any duty to provide or arrange any Secured Swap Agreement or Third Party Swap Agreement, to consent to any mortgage or pledge of the Property or any portion thereof as security for Borrower’s performance of its obligations under any Third Party Swap Agreement, or to provide any credit or financial support for the obligations of Borrower or any other Person thereunder or with respect thereto). No Secured Swap Agreement or Third Party Swap Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrower to pay interest on the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents.

2.6.6        All payments made by the counterparty to any Third Party Swap Agreement shall be deposited into the Clearing Account and applied in the same manner as Rents are applied under Section 3.

2.6.7        Any Secured Swap Agreements are independent agreements governed by the written provisions thereof, which shall remain in full force and effect unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan, except as otherwise expressly provided in such Secured Swap Agreement, and any payoff statement from Administrative Agent relating to the Loan shall not apply to such Secured Swap Agreement except as otherwise expressly provided in such payoff statement.

2.6.8        If Borrower fails for any reason or cause whatsoever (other than by reason of any act or omission of Administrative Agent and/or any Lender) to procure a Secured Swap Agreement or Third Party Swap Agreement as and when required to do so hereunder, such failure shall constitute an Event of Default and Administrative Agent shall be entitled to exercise all rights and remedies available to it under this Agreement and the other Loan Documents or otherwise, including the right (but not the obligation) of Administrative Agent to procure or otherwise enter into one or more Secured Swap Agreements or Third Party Swap Agreements with a counterparty for and on behalf of Borrower without such action constituting a cure of such Event of Default and without waiving Administrative Agent’s or Lenders’ rights arising out of or in connection with such Event of Default. If Administrative Agent shall enter into a Secured Swap Agreement or Third Party Swap Agreement in accordance with its right to do so pursuant to this Section 2.6.8, then (a) the terms and provisions of any such Secured Swap Agreement or Third Party Swap Agreement, including the term thereof, shall be determined by Administrative Agent in its sole and absolute discretion and (b) Borrower shall pay all of Administrative Agent’s actual, reasonable out-of-pocket costs and expenses in connection therewith, including any fees charged by the applicable counterparty, reasonable attorneys’ fees and disbursements, and the actual cost of additional title insurance in an amount reasonably determined by Administrative Agent to be necessary to protect Administrative Agent and the Lenders from any exposure resulting from such Secured Swap Agreement or Third Party Swap Agreement.

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2.6.9        Borrower shall, at its sole cost and expense, provide Administrative Agent with such additional title insurance coverage and endorsements to the title policy (or, if such additional title insurance is not available by endorsement, Borrower shall provide separate title insurance policies with respect thereto) as Administrative Agent shall reasonably require in connection with any Secured Swap Agreement provided by Administrative Agent under this Section 2.6 .

2.6.10      Notwithstanding anything to the contrary contained herein, (a) no Secured Swap Obligations shall be paid (including, without limitation, through the exercise of rights of setoff or the realization upon any collateral pledged to Administrative Agent in favor of the Lenders) with amounts received from any Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of any Non-Qualifying Party’s collateral if such Secured Swap Obligations would constitute Excluded Swap Obligations as to such Non-Qualifying Party; provided, however, that to the extent possible, and not inconsistent with applicable Legal Requirements, appropriate adjustments shall be made with respect to payments and/or the proceeds of collateral from Borrower and/or Guarantor, if they are Eligible Contract Participants with respect to such Secured Swap Obligations, to preserve the allocation to Borrower’s obligations otherwise set forth herein, and (b) none of the collateral pledged by Borrower or Guarantor shall secure any Excluded Swap Obligations with respect to Borrower or Guarantor.

2.7          Intentionally Omitted.

2.8          Intentionally Omitted.

2.9          Intentionally Omitted.

2.10        Sharing of Payments, Etc.

2.10.1      Sharing. If any Lender shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise (subject, as among the Lenders, to Section 11.20) of any right of set off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

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2.10.2      Consent by Borrower. Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise (subject, as among the Lenders, to Section 11.20) all rights of set off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

2.10.3     Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 2.10.3 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.10.3 to share in the benefits of any recovery on such secured claim.

2.11       Yield Protection; Etc.

2.11.1      Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, Administrative Agent or any Lender;

(ii)           impose on Administrative Agent or any Lender any other condition, cost or expense affecting this Agreement or the Loan or participation therein; or

(iii)          subject Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the direct result of any of the foregoing shall be to increase the cost to Administrative Agent or such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, in any such case, Borrower shall, from time to time, pay Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

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(b)            Capital Requirements. If any Lender determines in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.11.2      Illegality. If on or after the date of this Agreement, the adoption of any applicable Legal Requirements, rule or regulation, or any change in any applicable Legal Requirements, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent or any Lender (or its LIBOR lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Administrative Agent or any Lender (or its LIBOR lending office) to maintain the Loan to Borrower, Administrative Agent shall designate a different LIBOR lending office if such designation will make it possible for Administrative Agent and the Lenders to maintain the Loan and will not, in the reasonable judgment of Administrative Agent, be otherwise disadvantageous to Administrative Agent and the Lenders. If Administrative Agent shall determine that it may not lawfully continue to maintain the Loan at LIBOR to maturity and shall so specify same in a written notice to Borrower, the Loan shall bear interest at the Base Rate.

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2.11.3      Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  2.2.3, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11.1 or 2.2.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.11.4      Replacement of Lenders. If any Lender requests compensation under Section 2.11.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.2.3, or any Lender’s obligation to continue Loans of any Type, or to convert Loans of any Type into the other Type of Loan maintain the Loan, shall be suspended pursuant to Section 2.11.1 or Section 2.11.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.11.3, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.20), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11.1 or Section 2.2.3) and obligations under this Agreement and the related Loan Documents to an Eligible Institution that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)             Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 11.20.1(a)(v);

(b)            such Lender shall have received payment of an amount equal to such Lender’s proportionate share of the outstanding principal of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.2.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)             in the case of any such assignment resulting from a claim for compensation under Section 2.11.1 or payments required to be made pursuant to Section 2.2.3, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.12        Inability to Determine Rates; Alternate Interest Rate Election Event.

2.12.1      If Administrative Agent shall have determined in good faith that adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Based Loan or that the LIBOR applicable for any requested Interest Period with respect to a proposed LIBOR Based Loan does not adequately and fairly reflect the cost to Lenders of funding or maintaining such Loan, Administrative Agent will forthwith give notice of such determination to Borrower and each Lender.  Thereafter, the obligation of Lenders to make or maintain LIBOR Based Loan hereunder shall be suspended until Administrative Agent revokes such notice in writing.

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2.12.2      Notwithstanding the other provisions of this Agreement, if Administrative Agent shall have determined in good faith (which determination shall be conclusive absent manifest error), or the Borrower and Majority Lenders shall notify Administrative Agent in writing, that either (a) the circumstances set forth in Section 2.12.1 have arisen and such circumstances are unlikely to be temporary, (b) syndicated or comparable loans are currently being executed and/or amended to include or adopt a new benchmark rate or rates (including, without limitation, credit or similar adjustments, in each case, to such rate or rates) or (c) the circumstances set forth in Section 2.12.1 have not arisen but the supervisor for the administrator of LIBOR (or any component thereof) or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which LIBOR (or any component thereof) shall no longer be published for use in determining interest rates for loans (in the case of any of such clauses (a), (b) or (c), an “Alternate Interest Rate Election Event”), then reasonably promptly thereafter Administrative Agent and Borrower may endeavor in good faith to establish an Alternate Rate and, if established, shall enter into an amendment to this Agreement to reflect such Alternate Rate and such other related changes to this Agreement as may be applicable (including, without limitation, operational, term, conforming and other changes as may be reasonably determined by Administrative Agent).  Notwithstanding anything to the contrary in Section 10.9 or any other provision of this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Administrative Agent shall not have received, within five (5) Business Days after the date notice of such Alternate Rate is provided to Lenders, a written notice from the Majority Lenders  stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period).  To the extent an Alternate Rate is adopted as contemplated hereby, the Alternate Rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for Administrative Agent, such Alternate Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent and the Borrower.  From such time as an Alternate Interest Rate Election Event has occurred and continuing until an Alternate Rate has been determined in accordance with the terms and conditions of this paragraph, if any Request for Advance requests a LIBOR Based Loan, such Loan shall be made as a Base Rate Loan; provided that, to the extent such Alternate Interest Rate Election Event is as a result of clause (b) above, then this sentence shall apply during such period only if LIBOR for such Interest Period is not available or published at such time on a current basis.  Notwithstanding anything contained herein to the contrary, if at any time the Alternate Rate would be less than the LIBOR Floor, the Alternate Rate shall be deemed to be the LIBOR Floor for purposes of this Agreement.

3.	CASH MANAGEMENT AND RESERVE ACCOUNTS

3.1          Cash Management Arrangements. Borrower shall deposit all Rents into an Eligible Account (the “Clearing Account”) as more fully described in Section 2.1(a) of the Cash Management Agreement. If no Cash Management Period has occurred, such funds shall be swept on a daily basis to the Auto-debit Account in accordance with Section 2.1(a) of the Cash Management Agreement. If a Cash Management Period is continuing, such funds shall be deposited, applied and disbursed in accordance with Section 2.1(b) of the Cash Management Agreement.

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3.2          Intentionally Omitted.

3.3          Intentionally Omitted.

3.4          Intentionally Omitted.

3.5          Casualty/Condemnation Account. Borrower shall pay, or cause to be paid, to Administrative Agent all Proceeds or Awards due to any Casualty or Condemnation to be deposited into a separate account with Administrative Agent or transferred to a Secondary Account (in either such event, the “Casualty/Condemnation Account”) in accordance with the provisions of Article 7. All amounts in the Casualty/Condemnation Account shall be disbursed in accordance with the provisions of Article 7.

3.6          Security Deposits. Borrower shall keep and hold all cash security deposits under Leases in accordance with applicable Legal Requirements and in a separately designated account under Borrower’s control (and in the case of any security deposits held in the form of a letter of credit, assigned, to the extent permitted by applicable Legal Requirements and subject to the terms of the applicable Leases, with full power of attorney (exercisable only during the continuance of a Cash Management Period) and executed sight drafts to Administrative Agent) so that the security deposits shall not be commingled with any other funds of Borrower. During a Cash Management Period, Borrower shall, upon Administrative Agent’s request, if permitted by applicable Legal Requirements, turn over to Administrative Agent the cash security deposits (and any interest theretofore earned thereon) under Leases, to be held by Administrative Agent in a separate account or transferred to a Secondary Account (in either such event, the “Security Deposit Account”) subject to the terms of the Leases. Security deposits held in the Security Deposit Account will be immediately released by Administrative Agent upon notice from Borrower together with such evidence as Administrative Agent may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described and (ii) if permitted pursuant to any Legal Requirements, name Administrative Agent on behalf of the Lenders as payee or mortgagee thereunder (or at Administrative Agent’s option, be fully assignable to Administrative Agent on behalf of the Lenders).

3.7          Intentionally Omitted.

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3.8          Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Administrative Agent on behalf of the Lenders, and grants to Administrative Agent a security interest in, all Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in separate accounts with Administrative Agent pursuant to Article 3 or Section 5.10.5 of this Agreement and the Clearing Account, the Deposit Account, all Secondary Accounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Borrower hereby grants to Administrative Agent a continuing security interest in, and agrees to hold in trust for the benefit of Administrative Agent on behalf of the Lenders, all Rents in its possession prior to the (a) payment of such Rents to Administrative Agent or (b) deposit of such Rents into the Clearing Account. Borrower shall not, without obtaining the prior express written consent of Administrative Agent, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon repayment in full of the Debt, all remaining funds held in the separate accounts with Administrative Agent pursuant to Article 3 or Section 5.10.5 of this Agreement and the Secondary Accounts, if any, shall be promptly disbursed to Borrower.

4.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and the Lenders as of the date hereof that, except to the extent disclosed on Schedule 2 with reference to a specific Section of this Article 4:

4.1         Organization; Special Purpose. Borrower has been duly formed and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in every state in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Borrower is a Special Purpose Entity.

4.2         Proceedings; Enforceability. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and Borrower has not asserted, any right of rescission, set-off, counterclaim or defense, including the defense of usury. To Borrower’s knowledge, no exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

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4.3          No Conflicts. To Borrower’s knowledge, the execution, delivery and performance of the Loan Documents by Borrower and the transactions contemplated hereby will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of Borrower pursuant to the terms of, any agreement or instrument to which Borrower is a party or by which its property is subject, nor will such action result in any material violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of its properties. To Borrower’s knowledge, Borrower’s rights under the Licenses and the Management Agreement will not be materially adversely affected by the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of the Mortgage, or the exercise of any remedies by Administrative Agent or any Lender. To Borrower’s knowledge, any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Documents has been obtained and is in full force and effect.

4.4          Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened (in writing) against or affecting Borrower or the Property, which, if adversely determined, would materially adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out its obligations under the Loan Documents) or the use, value, condition or ownership of the Property.

4.5          KYC information. The information contained on the Beneficial Ownership Certification for each “legal entity customer” under the Beneficial Ownership Regulation delivered to Administrative Agent and the Lenders is true and correct in all material respects.

4.6         Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would materially adversely affect Borrower or the Property, or Borrower’s business, properties, operations or condition, financial or otherwise. Borrower is not in default (beyond the expiration of any applicable notice and/or cure periods) in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other written agreement or instrument to which it is a party or by which it or the Property is bound.

4.7          Title. Borrower has good, insurable and indefeasible fee title to the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid. To Borrower’s knowledge, the Mortgage when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Borrower’s interest in the Property and (b) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by Borrower or any other Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid. The Permitted Encumbrances do not materially adversely affect the operation or use of the Property, or Borrower’s ability to repay the Loan. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or any contemplated improvements to the Property that may result in such special or other assessments. The premium with respect to the Title Insurance Policy has been paid in full (or will be paid in full with a portion of the proceeds of the Loan).

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4.8          No Bankruptcy Filing. Neither Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and neither Borrower nor any Guarantor has any actual knowledge of any Person contemplating the filing of any such petition against Borrower or any Guarantor. In addition, neither Borrower nor Guarantor has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

4.9          Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower or any Guarantor in any of the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to Borrower that has not been disclosed to Administrative Agent and the Lenders which materially adversely affects, or, as far as Borrower can reasonably determine, would materially adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower. All financial data (if any), including the statements of cash flow and income and operating expense, that have been delivered by Borrower to Administrative Agent in respect of Borrower and the Property or any Guarantor (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower and the Property as of the date of such reports, and (c) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. Borrower has no contingent liabilities, liabilities for material Taxes, unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, any Guarantor, or the Property from that set forth in said financial statements.

4.10       Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the IRS or other applicable tax authority upon audit.

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4.11        No Plan Assets. As of the date hereof and throughout the Term (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any entity that would be in the same “controlled group of corporations” (within the meaning of Section 414 of the Code) as Borrower maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

4.12        Compliance. Subject to any matters disclosed in the Zoning Report, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). Borrower is not in any material default (beyond the expiration of any applicable notice and/or cure period) of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would materially adversely affect the condition (financial or otherwise) or business of Borrower. The Property is used exclusively for retail, office and signage condominium use and other appurtenant and related uses. To Borrower’s knowledge, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction (or to such condition as is required by applicable Legal Requirements), and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened (in writing) with respect to the zoning of the Property. All material certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other recorded restrictions, covenants and conditions affecting the Property.

4.13        Contracts. There are no service, maintenance or repair contracts entered into by Borrower (or that are binding on Borrower) affecting the Property that are not terminable on one month’s notice or less without cause and without penalty or premium, unless expressly approved by Administrative Agent in writing. All service, maintenance or repair contracts entered into by Borrower (or that are binding on Borrower) affecting the Property have been entered into at arms-length in the ordinary course of Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

4.14        Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

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4.15        Easements; Utilities and Public Access. Subject to Permitted Encumbrances, (a) all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder, (b) the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses, (c) all public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement and (d) all roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.16        Physical Condition. Subject to the matters disclosed in the Property Condition Report, the Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to the Property, whether latent or otherwise that would materially adversely impact the Property. Borrower has not received written notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

4.17        Leases. The rent roll certified by Borrower to Administrative Agent on the date hereof and attached as Schedule 1 hereto (the “Rent Roll”) is true, complete and correct in all material respects, and the Property is not subject to any Leases other than the Leases described in the Rent Roll. Except as set forth on the Rent Roll and except as set forth in any tenant estoppel certificate delivered to Administrative Agent in connection with the origination of the Loan: (a) each Lease is in full force and effect; (b) the tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (c) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (d) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the tenant thereunder for an adjustment to the rent; (e) no tenant has made any claim against Borrower, as landlord, under any Lease which remains outstanding, there are no defaults on the part of Borrower, as landlord, under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (f) to Borrower’s knowledge, there is no present material default by the tenant under any Lease; (g) all security deposits under Leases are as set forth on the Rent Roll and are held consistent with Section 3.6; (h) Borrower is the sole owner of the entire lessor’s interest in each Lease; (i) each Lease is the valid, binding and enforceable obligation of the Borrower and the applicable tenant thereunder; and (j) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the Leases. None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof. Neither the Leases nor the Rents have been assigned or pledged except to Administrative Agent.

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4.18        Fraudulent Transfer; Solvency. Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. As of the date of this Agreement and after giving effect to the transactions contemplated by the Loan Documents, including all Debt incurred thereby, the security interests granted therein and the payment of all fees, costs, expenses and the like related thereto, the Borrower and Guarantor are Solvent.

4.19        Ownership of Borrower. The sole member of Borrower is New York City Operating Partnership, L.P., a Delaware limited partnership. The membership interests in Borrower are owned free and clear of all Liens, warrants, options and rights to purchase. Borrower has no obligation to any Person to purchase, repurchase or issue any ownership interest in it. The organizational chart attached hereto as Schedule 3 is complete and accurate and illustrates all Persons who have a direct or indirect ownership interest in Borrower other than any limited partners or investors in Guarantor.

4.20        Purchase Options. Neither the Property nor any part thereof is subject to any purchase options or other similar rights in favor of third parties.

4.21        Management Agreement. The Management Agreement is in full force and effect. To Borrower’s knowledge, there is no material default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.

4.22        Environmental Representations. Borrower has delivered to Administrative Agent a true, complete and correct copy of the Environmental Report. All of the representations and warranties made by Borrower as an indemnitor under the Environmental Indemnity are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.

4.23        Name; Principal Place of Business. Borrower does not use and will not use any trade name and has not done and will not do business under any name other than its actual name set forth herein. The principal place of business of Borrower is its primary address for notices as set forth in Section 6.1, and Borrower has no other place of business.

4.24        Other Debt. There is no indebtedness with respect to the Property, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

4.25        Intentionally Omitted.

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4.26       Own Behalf; For Own Account. Borrower confirms that Borrower is acting on its own behalf and for its own benefit. The Loan has been requested by Borrower, and the proceeds of the Loan shall be utilized by Borrower, for its own account.

4.27       Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws.

4.27.1       The Borrower, each guarantor or pledgor of collateral, and each subsidiary of the foregoing (each, a “Covered Entity”) and, to the knowledge of the Borrower, their respective officers, employees, directors and agents acting in any capacity in connection with the Loan, are in compliance with, and have not engaged, and do not engage, in any dealings or transactions prohibited by, all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. No Covered Entity (i) is a Sanctioned Person, (ii) is a Person organized or resident in a Sanctioned Country, or (iii) is owned, directly or indirectly or Controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Sanctioned Person or government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

4.27.2       The proceeds of the Loan will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person, or in violation of any Sanctions.

4.27.3       The funds used to repay the Loan are not derived from any unlawful activity.

4.27.4       Each Covered Entity has instituted and will continue to maintain policies and procedures designed to ensure compliance by the Covered Entities and their respective directors, officers, employees and agents with applicable Sanctions, Anti-Terrorism Laws and Anti-Corruption Laws.

All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive the funding and repayment of the Loan (except to the extent expressly provided in the Environmental Indemnity) and (ii) shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or any Lender or on their respective behalves.

4.28        Condominium Documents. Borrower has delivered to Lender a true and complete copy of each Condominium Document and none of the Condominium Documents has been further amended, modified or terminated. The Condominium Documents do not violate any provision of the Condominium Act or any other Legal Requirement.

5.	COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Administrative Agent and the Lenders that:

5.1          Existence. Borrower shall (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (b) continue to engage in the business presently conducted by it, (c) obtain and maintain all Licenses, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property.

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5.2          Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges (other than any Excluded Taxes) prior the date that same shall become delinquent, and, upon Administrative Agent’s written request therefore from time to time, deliver to Administrative Agent receipts for payment or other evidence reasonably satisfactory to Administrative Agent that such Taxes and Other Charges have been so paid (provided, however, that Borrower need not pay such Taxes nor furnish such receipts for payment of Taxes paid by Administrative Agent pursuant to Section 3.3). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and is continuing, (b) such proceeding shall suspend the collection of the Taxes or such Other Charges, (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (d) no part of or interest in the Property will be in danger of being sold, forfeited, terminated, canceled or lost, (e) if such Taxes or Other Charges are not paid by Borrower during such contest, Borrower shall have furnished such security as may be required in the proceeding, or as may be requested by Administrative Agent, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, which shall not be less than 125% of the Taxes and Other Charges being contested, and (f) Borrower shall promptly upon final determination thereof pay the amount of such unpaid Taxes or Other Charges, together with all costs, interest and penalties. Administrative Agent may pay over any such security or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established.

5.3          Access to Property. Subject to the terms of the Leases (and the rights of the tenants thereunder) and the terms of the Condominium Documents, Borrower shall permit agents, representatives, consultants and employees of Administrative Agent to inspect the Property or any part thereof at reasonable hours upon reasonable advance written notice (but not more than once during any consecutive twelve (12) month period, provided no Event of Default has occurred and is continuing). Borrower shall have the right to have Borrower’s representative present during any such inspection.

5.4          Repairs; Maintenance and Compliance; Alterations.

5.4.1         Repairs; Maintenance and Compliance. Subject to the terms of the Condominium Documents and the terms of the Leases, Borrower shall at all times maintain, preserve and protect all franchises and trade names, and Borrower shall cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 and normal replacement of Equipment with Equipment of substantially equivalent value and functionality). Borrower shall comply with all Legal Requirements and cure (or cause the Condominium Board or applicable tenant under its Lease to cure, as applicable) any violation of a Legal Requirement. Borrower shall notify Administrative Agent in writing within three (3) Business Days after Borrower first receives written notice of any such non-compliance. Subject to the terms of the Condominium Documents and the terms of the Leases, Borrower shall repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

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5.4.2         Alterations. Borrower may, without Administrative Agent’s prior written consent, perform alterations to the Improvements and Equipment which (a) do not constitute a Material Alteration, (b) do not materially adversely affect Borrower’s financial condition or the value or Net Operating Income of the Property, (c) [intentionally omitted], (d) do not materially adversely change or impact the use or zoning of, or access to, the Property or reduce the parking ratio thereof, (e) are performed in a good and workmanlike manner and in accordance with all Legal Requirements, and (f) are free of any Liens. Borrower shall not perform any Material Alteration without Administrative Agent’s prior express written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Administrative Agent may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Administrative Agent security for payment of the cost of such Material Alteration in an amount equal to the lesser of (A) 110% of the cost of the Material Alteration as reasonably estimated by Administrative Agent, and (B) 120% of the cost of the Material Alteration as stated in a fixed price contract. Upon substantial completion of the Material Alteration, Borrower shall provide evidence reasonably satisfactory to Administrative Agent that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications expressly approved in writing by Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of lien and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrower shall reimburse Administrative Agent upon demand for all reasonable, actual out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Administrative Agent) incurred by Administrative Agent and the Lenders in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2. Notwithstanding anything to the contrary contained herein, if (x) the Condominium Documents require the Condominium Board to perform any alterations (including those that would otherwise be considered a Material Alteration) at the Property, and/or (y) an Approved Lease provides that Borrower (as landlord thereunder) or the tenant thereunder is obligated to perform any alterations (including those that would otherwise be considered a Material Alterations) at the Property as a means of compliance with the terms of the applicable Approved Lease, then in each such case, this Section 5.4.2 shall not apply to Borrower in any manner whatsoever (but specifically excluding any major structural alterations that impact common areas at the Property under an Approved Lease that is not a Major Lease).

5.5         Performance of Other Agreements. Borrower shall observe and perform each and every term to be observed or performed by it pursuant to the terms of the Loan Documents.

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5.6          Cooperate in Legal Proceedings. Borrower shall reasonably cooperate with Lenders with respect to, and permit Lenders (if Lenders would otherwise have standing), at its option, to participate in, any proceedings before any Governmental Authority which may in any way adversely affect the rights of such Lender under any Loan Document.

5.7          Further Assurances. Provided that the following further assurances do not increase Borrower’s obligations or liability under the Loan Documents (other than in de minimis respects) or decrease Borrower’s rights under the Loan Documents, Borrower shall, at Borrower’s sole (but reasonably) cost and expense, (i) execute and deliver to Administrative Agent such customary documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Administrative Agent or the Lenders may reasonably require from time to time; and (ii) upon Administrative Agent’s request therefor given from time to time after the occurrence of any Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and (b) searches of title to the Property, each such search to be conducted by search firms reasonably designated by Administrative Agent in each of the locations reasonably designated by Administrative Agent.

5.8          Environmental Matters.

5.8.1         Environmental Indemnity. All of the covenants of Borrower as an indemnitor under the Environmental Indemnity are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.

5.8.2         O & M Program. In the event the Environmental Report recommends the development of or continued compliance with an operation and maintenance program for the Property (including, without limitation, with respect to the presence of asbestos and/or lead-based paint) (“O & M Program”), Borrower shall develop (or continue to comply with, as the case may be) such O & M Program and shall, during the term of the Loan, including any extension or renewal thereof, comply in all material respects with the terms and conditions of the O & M Program.

5.9          Title to the Property. Borrower will warrant and defend the title to the Property, and the validity of all Liens granted or otherwise given to Administrative Agent on behalf of the Lenders under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.

5.10        Leases.

5.10.1       Generally. Upon request, Borrower shall furnish Administrative Agent with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s-length transactions with bona fide, independent third-party tenants.

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5.10.2       Borrower’s Right to Enter into Leases. Provided that no Event of Default is continuing, Borrower shall be able to enter into new leases and renewals, amendments and modifications of existing Leases without the prior express written approval of Administrative Agent provided: (a) the new lease is not a Major Lease or the existing Lease as amended or modified or the renewal Lease is not a Major Lease, (b) the new lease shall be written substantially in accordance with the standard form of Lease which shall have been approved by Administrative Agent, subject to any commercially reasonable changes made in the course of negotiation with the applicable tenant, (c) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (i) shall provide for net effective rental rates comparable to existing local market rates, (ii) shall have an initial term (together with all renewal options) of not less than three (3) years or greater than fifteen (15) years, (iii) shall provide for (A) automatic self-operative subordination to the Mortgage (which subordination may be conditioned on execution and delivery of a subordination, non-disturbance and attornment agreement by Administrative Agent and the applicable tenant in form and substance reasonably acceptable to Administrative Agent), (B) at Administrative Agent’s option, attornment to Administrative Agent and (C) the unilateral right by Administrative Agent, at the option of Administrative Agent, to subordinate the Lien of the Mortgage to the Lease, (iv) shall not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property or in connection with a default), or any other provision which would adversely affect the rights of Administrative Agent or the Lenders under the Loan Documents in any material respect, and (v) with respect to any Leases with an initial term of greater than ten (10) years shall have a minimum annual rent of $45 per rentable square foot and, if applicable, a maximum tenant improvement allowance (per year of Lease term) of $10 per rentable square foot. Borrower shall deliver to Administrative Agent true, correct and complete copies of all Leases which are entered into pursuant to the preceding sentence together with Borrower’s certification that it has satisfied all of the conditions of the preceding sentence within ten (10) days after the execution of the Lease.

5.10.3       Leases Requiring Administrative Agent’s Approval. Without the express prior written consent of Administrative Agent, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld, conditioned or delayed, Borrower shall not enter into a proposed Major Lease, a proposed renewal, extension or modification of an existing Major Lease or any proposed new lease or renewal, amendment or modification of any existing Lease which is not allowed in accordance with the preceding Section 5.10.2 (all, a “Proposed Lease”). Prior to seeking Administrative Agent’s consent to any Proposed Lease (except in the case of an amendment or modification to any existing Lease), Borrower shall deliver to Administrative Agent a copy of such Proposed Lease blacklined to show changes from the standard form of Lease approved by Administrative Agent and then being used by Borrower, along with, in the case of a Proposed Lease which is a Major Lease, appropriate financial or other information which shall allow Administrative Agent to evaluate the creditworthiness of the proposed tenant. Following receipt of such information, Administrative Agent shall expressly approve or disapprove, in writing, each Proposed Lease for which Administrative Agent’s approval is required under this Agreement within ten (10) Business Days of the submission by Borrower to Administrative Agent of a written request for such approval, accompanied by a final copy of the Proposed Lease, provided such request includes the following at the header of the first page in bold, capitalized font “REQUEST FOR LEASE APPROVAL – APPROVAL OR DISAPPROVAL REQUIRED WITHIN TEN (10) BUSINESS DAYS”. If (x) Administrative Agent fails to expressly approve or disapprove the Proposed Lease(s) identified in such written request from Borrower to Administrative Agent within such ten (10) Business Day period, (y) Borrower delivers to Administrative Agent a second submission with respect thereto, but with such second submission stating in bold uppercase letters at the top of such request “SECOND AND FINAL NOTICE -- TIME SENSITIVE APPROVAL OR DISAPPROVAL REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT, OR DEEMED APPROVAL WILL OCCUR” and (z) Administrative Agent fails to expressly approve or disapprove the Proposed Lease(s) identified in such second written request within such additional five (5) Business Day period, then such Proposed Lease(s) shall be deemed to have been approved by Administrative Agent.  If requested by Borrower, Administrative Agent will grant conditional approvals of Proposed Leases at any stage of the leasing process, from initial “term sheet” through negotiated lease drafts, provided that Administrative Agent shall retain the right to disapprove any such Proposed Lease, if subsequent to any preliminary approval material changes are made to the terms previously approved by Administrative Agent, or additional material terms are added that had not previously been considered and approved by Administrative Agent in connection with such Proposed Lease. Notwithstanding anything to the contrary in this Section 5.10.3, unless expressly agreed to in writing by Administrative Agent, any approval by Administrative Agent of a Proposed Lease pursuant to this Section 5.10.3 shall not be deemed to constitute an approval by Administrative Agent of any Approved Leasing Expenses payable in connection therewith for purposes of Section 2.1.

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5.10.4       Additional Covenants with respect to Leases. Borrower (a) shall observe and perform the material obligations imposed upon the lessor under the Leases and shall not do or permit anything to materially impair the value of the Leases as security for the Debt; (b) shall promptly send copies to Administrative Agent of all written notices of default that Borrower shall send or receive under any Lease; (c) shall enforce, in accordance with commercially reasonable practices for properties similar to the Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (d)  shall not collect any of the Rents more than one month in advance (other than security deposits); (e) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (f) shall not modify any Lease in a manner inconsistent with the Loan Documents; (g) shall not convey or transfer or suffer or permit a conveyance or transfer of the Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (h) shall not consent to any assignment of or subletting under any Major Lease unless required in accordance with its terms without the prior express written consent of Administrative Agent, which, with respect to a subletting, may not, so long as no Event of Default is continuing, be unreasonably withheld, conditioned or delayed; and (i) shall not cancel or terminate any Lease or accept a surrender thereof (subject to any early termination options expressly set forth in any such Lease or the terms of any “good guy” guaranty and except upon the expiration of the term of a Lease or in the exercise of Borrower’s commercially reasonable judgment in connection with a tenant default under a Lease) without the prior express written consent of Administrative Agent, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld, conditioned or delayed. If (x) Administrative Agent fails to expressly approve or disapprove a written request from Borrower to Administrative Agent for Administrative Agent’s consent to any action contained in clauses (a) through (i) hereunder within ten (10) Business Days following Borrower’s delivery of the materials required with respect hereto, (y) Borrower delivers to Administrative Agent a second submission with respect thereto, but with such second submission stating in bold uppercase letters at the top of such request “SECOND AND FINAL NOTICE -- TIME SENSITIVE APPROVAL OR DISAPPROVAL REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT, OR DEEMED APPROVAL WILL OCCUR” and (z) Administrative Agent fails to expressly approve or disapprove the action(s) identified in such second submission within such additional five (5) Business Day period, then such action(s) shall be deemed to have been approved by Administrative Agent.

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5.10.5       Lease Termination Payments. If a Cash Management Period has occurred and is continuing (or would occur after giving effect to any Lease Termination Payment (excluding for purposes of such calculation any Gross Income under the Lease that is the subject of such Lease Termination Payment)), then (i) if no Event of Default has occurred and is continuing, all Lease Termination Payments shall be immediately remitted to Administrative Agent for deposit into the Deposit Account and be applied in the same manner as Rents as set forth in Exhibit B to the Cash Management Agreement and (ii) if an Event of Default has occurred and is continuing, all Lease Termination Payments may be applied by Administrative Agent to the Debt in such order of priority as Administrative Agent may determine in its sole discretion.

5.11        Estoppel Statement. After request by Administrative Agent, Borrower shall within ten (10) Business Days furnish Administrative Agent with a statement addressed to Administrative Agent and the Lenders, and their respective successors and assigns, duly acknowledged and certified, setting forth (a) the unpaid Principal, (b) the Interest Rate, (c) the date installments of interest and/or Principal were last paid, (d) [intentionally omitted], (e) that the Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification and (f) whether, to Borrower’s actual knowledge, any Event of Default exists.

5.12        Property Management.

5.12.1       Management Agreement. Borrower shall (a) cause the Property to be managed pursuant to the Management Agreement; (b) subject to Borrower’s business judgment to the contrary, promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (c) subject to Borrower’s business judgment to the contrary, promptly notify Administrative Agent of any default under the Management Agreement of which it is aware; (d) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by Borrower under the Management Agreement; and (e) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. Without Administrative Agent’s prior express written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not (i) surrender, terminate, cancel, extend or renew the Management Agreement or otherwise replace the Manager or enter into any other management agreement (except pursuant to Section 5.12.2); (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iv) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, the Management Agreement; or (v) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under the Management Agreement (or any successor management agreement) if such default permits the Manager to terminate the Management Agreement (or such successor management agreement). If (x) Administrative Agent fails to respond to a written request from Borrower to Administrative Agent for Administrative Agent’s consent to any action contained in clauses (i) through (v) hereunder within ten (10) Business Days following Borrower’s delivery of the materials required with respect hereto, (y) Borrower delivers to Administrative Agent a second submission with respect thereto, but with such second submission stating in bold uppercase letters at the top of such request “SECOND AND FINAL NOTICE -- TIME SENSITIVE APPROVAL OR DISAPPROVAL REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT, OR DEEMED APPROVAL WILL OCCUR” and (z) Administrative Agent fails to expressly approve or disapprove the action(s) identified in such second submission within such additional five (5) Business Day period, then such action(s) shall be deemed to have been approved by Administrative Agent.

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5.12.2       Termination of Manager. Subject to termination rights contained in the Management Agreement, if (a) Manager is in default under the Management Agreement beyond the expiration of any applicable notice and/or cure period; or (b) upon the gross negligence, malfeasance or willful misconduct of the Manager; Borrower may, on its own accord, or shall, at the request of Administrative Agent, terminate the Management Agreement and replace Manager with a replacement manager acceptable to Administrative Agent in Administrative Agent’s reasonable discretion on terms and conditions reasonably satisfactory to Administrative Agent from the list of managers on Schedule 7 attached hereto. Borrower’s failure to appoint an acceptable replacement manager within forty-five (45) days after Administrative Agent’s request of Borrower to terminate the Management Agreement shall constitute an immediate Event of Default. Borrower may from time to time appoint a successor manager to manage the Property, provided that such successor manager and Management Agreement shall be expressly approved in writing by Administrative Agent in Administrative Agent’s discretion. If at any time Administrative Agent consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Administrative Agent’s consent, execute a consent and subordination of management agreement substantially in the form of the Consent and Subordination of Manager of even date herewith executed and delivered by Manager to Administrative Agent on behalf of the Lenders.

5.12.3       Leasing Agreements. Borrower shall (a) subject to Borrower’s business judgment to the contrary, promptly perform and observe all of the covenants required to be performed and observed by it under the Leasing Agreements and do all things necessary to preserve and to keep unimpaired its rights thereunder; (b) subject to Borrower’s business judgment to the contrary, promptly notify Administrative Agent of any default under the Leasing Agreements of which it is aware; (c) promptly deliver to Administrative Agent a copy of each notice received by Borrower under the Leasing Agreement; and (d) promptly enforce the performance and observance of all of the covenants required to be performed and observed by each Leasing Agent under its respective Leasing Agreement. Without Administrative Agent’s prior express written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not (i) surrender, terminate, cancel, extend or renew the Leasing Agreements or otherwise replace any Leasing Agent or enter into any other leasing or broker agreement (except pursuant to Section 5.12.4); (ii) reduce or consent to the reduction of the term of any Leasing Agreement; (iii) increase or consent to the increase of the amount of any charges under any Leasing Agreement; (iv) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, any Leasing Agreement; or (v) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under any Leasing Agreement (or any successor leasing or broker agreement) if such default permits any Leasing Agent to terminate its respective Leasing Agreement (or such successor leasing or broker agreement). If (x) Administrative Agent fails to expressly approve or disapprove a written request from Borrower to Administrative Agent for Administrative Agent’s consent to any action contained in clauses (i) through (v) hereunder within ten (10) Business Days following Borrower’s delivery of the materials required with respect hereto, (y) Borrower delivers to Administrative Agent a second submission with respect thereto, but with such second submission stating in bold uppercase letters at the top of such request “SECOND AND FINAL NOTICE -- TIME SENSITIVE APPROVAL OR DISAPPROVAL REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT, OR DEEMED APPROVAL WILL OCCUR” and (z) Administrative Agent fails to expressly approve or disapprove the action(s) identified in such second submission within such additional five (5) Business Day period, then such action(s) shall be deemed to have been approved by Administrative Agent.

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5.12.4       Termination of Leasing Agent. Subject to termination rights contained in the Leasing Agreements, if (a) any Leasing Agent is in default under its respective Leasing Agreement beyond the expiration of any applicable notice and/or cure period; or (b) upon the gross negligence, malfeasance or willful misconduct of any Leasing Agent; Borrower may, on its own accord, or shall, at the request of Administrative Agent, terminate the applicable Leasing Agreement and replace the applicable Leasing Agent with a replacement leasing agent or broker acceptable to Administrative Agent in Administrative Agent’s reasonable discretion on terms and conditions reasonably satisfactory to Administrative Agent. Borrower’s failure to appoint an acceptable replacement leasing agent or broker within forty-five (45) days after Administrative Agent’s request of Borrower to terminate any Leasing Agreement shall constitute an immediate Event of Default. Borrower may from time to time appoint a successor leasing agent or broker to lease the Property, provided that such successor leasing agent or broker and Leasing Agreement shall be expressly approved in writing by Administrative Agent in Administrative Agent’s discretion. If at any time Administrative Agent consents to the appointment of a new leasing agent or broker, such new leasing agent or broker and Borrower shall, as a condition of Administrative Agent’s consent, execute a consent and subordination of leasing agreement substantially in the form of the Consent and Subordination of Office Leasing Agreement or Consent and Subordination of Retail Leasing Agreement, as applicable, in each case of even date herewith executed and delivered by each of Office Leasing Agent and Retail Leasing Agent to Administrative Agent on behalf of the Lenders.

5.13        Special Purpose Entity. Borrower shall at all times be a Special Purpose Entity. Borrower shall not directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower not being a Special Purpose Entity. A “Special Purpose Entity” shall have the meaning set forth on Schedule 4 hereto.

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5.14       Change in Business or Operation of Property. Borrower shall not purchase or own any real property other than the Property and shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Property as a retail and office property or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to the Property).

5.15        Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business or as otherwise approved by Administrative Agent in Administrative Agent’s reasonable discretion.

5.16        Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the members of Borrower except (i) in the ordinary course of business and on terms which are fully disclosed to Administrative Agent in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party or (i) any transaction with the Condominium Board on terms which are fully disclosed to Administrative Agent in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

5.17        Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior express written consent of Administrative Agent.

5.18        No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.19        Principal Place of Business. Borrower shall not change its principal place of business or chief executive office without first giving Administrative Agent and the Lenders thirty (30) days’ prior written notice.

5.20        Change of Name, Identity or Structure. Borrower shall not change its name, identity (including its trade name or names) or Borrower’s organizational structure without notifying Administrative Agent and the Lenders of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s organizational structure, without first obtaining the prior express written consent of Administrative Agent and the Majority Lenders. Borrower shall execute and deliver to Administrative Agent (for the benefit of the Lenders) (if applicable), and hereby authorizes Administrative Agent to file, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Administrative Agent, Borrower shall execute a certificate in form reasonably satisfactory to Administrative Agent listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

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5.21        Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (a) the Debt, and (b) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property which (i) are not evidenced by a note, (ii) do not exceed, at any time, a maximum aggregate amount of two percent (2%) of the Principal Amount and (iii) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”).

5.22        Licenses. Borrower shall not Transfer any License (held in Borrower’s name) required for the operation of the Property.

5.23        Compliance with Restrictive Covenants, Etc. Borrower will not enter into, modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Administrative Agent’s prior express written consent, which consent may be granted or denied in Administrative Agent’s reasonable discretion.

5.24        ERISA.

5.24.1       Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or any Lender of any of its rights under its respective Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

5.24.2       Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or any Welfare Plan or permit the assets of Borrower to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA.

5.24.3       Borrower shall deliver to Administrative Agent such certifications or other evidence from time to time throughout the Term, as requested by Administrative Agent in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) the assets of Borrower do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101.

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5.25       Prohibited Transfers. Borrower shall not, without the prior written consent of Administrative Agent in each instance, directly or indirectly make, suffer or permit the occurrence of any Transfer, other than the following, which shall be freely permitted (each a “Permitted Transfer”): (i) an Approved Lease, (ii) a Permitted Encumbrance, (iii) a Condemnation, (iv) any release of a Condominium unit with the prior written consent of Administrative Agent, which release may be withheld or granted in Administrative Agent’s sole discretion or (v) provided that no Event of Default shall then exist or result therefrom, a Transfer of an interest in Borrower to any Person provided that (A) such Transfer shall not (x) cause the transferee (other than Key Principal), together with its Affiliates, to acquire Control of Borrower or to increase its direct or indirect interest in Borrower to an amount which equals or exceeds 49% or (y) result in Borrower no longer being Controlled by Key Principal(s), (B) after giving effect to such Transfer, Key Principal(s) shall continue to own at least 51% of all equity interests (direct or indirect) in Borrower, (C) in connection with any single Transfer of 10% or more of the direct or indirect interests in Borrower (or any Transfer which, when taking into account prior Transfers to the same transferee, would result in a Transfer of 10% or more of the direct or indirect interests in Borrower), all of Administrative Agent’s and Lenders’ “know your customer” and Patriot Act requirements have been satisfied with respect to such Transfer and Administrative Agent has determined that such Transfer would not cause the representations contained in Section 4.27 to be untrue after giving effect to such Transfer, (D) [intentionally omitted], (E)  in connection with any single Transfer of 25% or more of the direct or indirect interests in Borrower (or any Transfer which, when taking into account prior Transfers to the same transferee, would result in a Transfer of 25% or more of the direct or indirect interests in Borrower), Administrative Agent shall have received not less than ten (10) Business Days’ prior to the date on which such transfer is to become effective: (ii) true and correct copies of all documentation entered into or to be entered into with respect to the same, and (iii) all appropriate and customary papers, certificates and affidavits reasonably requested by Administrative Agent that evidence the organization, good standing, qualification to do business and tax status of the transferee (if such transferee is not a natural Person), which papers, certificates and affidavits shall include certified copies of all documents relating to the organization and formation of the transferee and of the entities, if any, which are partners or members of transferee and updated organizational charts reflecting such transfer, as well as all customary documents and information reasonably requested by Administrative Agent to confirm that such proposed transfer will satisfy the requirements of this Agreement, and sufficient for Administrative Agent and each Lender to undertake and review background checks and to satisfy such “know-your-customer” background checks and procedures as may be required to be performed by it pursuant to Legal Requirements or the policies of Administrative Agent or any Lender; and (F) the legal and financial structure of Borrower and its members and the single purpose nature and bankruptcy remoteness of Borrower and its members after such Transfer, shall satisfy Lenders’ then current applicable underwriting criteria and requirements. Notwithstanding the foregoing or anything to the contrary contained herein, neither the consent of Administrative Agent and/or any Lenders nor notice to Administrative Agent and/or Lenders shall be required in connection with the listing or issuance (or trading or pledging) of any share or stock or any sale or transfer by a shareholder of any shares of Key Principal or any other corporation or real estate investment trust the shares of which are publicly traded on the New York Stock Exchange or any other nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system, including, without limitation, NASDAQ, nor shall any such listing, sale, transfer or issuance (or trading or pledging) of stock constitute a Transfer prohibited by this Agreement or the other Loan Documents provided that after such sale, transfer or issuance of stock or units in Key Principal or such other publicly traded real estate investment trust or corporation, such entity continues to be publicly traded on the New York Stock Exchange or any other nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system. Borrower shall not be liable for the payment of any fee or premium to Administrative Agent and/or Lenders in connection with any Permitted Transfer. If Guarantor no longer owns any interest in Borrower pursuant to a Permitted Transfer, Borrower may propose an Affiliate to replace Guarantor, which replacement and all documentation executed in connection therewith shall be subject to Administrative Agent’s prior consent in its sole discretion.

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5.26        Liens. Without Administrative Agent’s prior express written consent, Borrower shall not create, incur, assume, permit or suffer to exist any Lien on all or any portion of the Property (including without limitation the Condominium) or any direct or indirect legal or beneficial ownership interest in Borrower, except Liens in favor of Administrative Agent or the Lenders and Permitted Encumbrances, unless such Lien is bonded or discharged within thirty (30) days after Borrower first receives notice of such Lien.

5.27        Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation, merger or division with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property or (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

5.28        Expenses. Borrower shall pay or reimburse Administrative Agent and/or the Lenders, upon receipt of written notice from the applicable party for all actual reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements, and including, without limitation, all post-judgment costs and expenses) actually incurred by Administrative Agent or Servicer in connection with the Loan, including (a) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower; (b) Borrower’s, Administrative Agent’s and Lenders’ ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements; (c) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Borrower or Administrative Agent; (d) filing and recording of any Loan Documents; (e) title insurance, surveys, inspections and appraisals; (f) the creation, perfection or protection of Administrative Agent’s Liens in the Property and the Cash Management Accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, Mortgage, recording taxes, reasonable due diligence expenses, reasonable travel expenses, costs of appraisals, environmental reports and Administrative Agent’s consultants, surveys and engineering reports, each with respect to the Property); (g) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property, or any other security given for the Loan; (h) [reserved]; (i) legal advice with respect to the rights or responsibilities of the parties under the Loan Documents; (j) [reserved]; (k) any claim or suit brought against Administrative Agent or any Lender arising under any Environmental Laws; (l) enforcing any obligations of or collecting any payments due from Borrower under any Loan Document or with respect to the Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings; (m) [intentionally omitted]; (n) any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders for which a judgment has been made in favor of Borrower, as finally judicially determined by a court of competent jurisdiction, in a non-appealable decision; (o) any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws; and (p) after an Event of Default has occurred and is continuing, all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Administrative Agent in connection with any Syndication; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent, any, Lender, Sole Lead Arranger and/or Sole Bookrunner (or any servicer of the Loan). Any costs and expenses due and payable by Borrower under this Section 5.28 which are not paid by Borrower within fifteen (15) days after demand shall accrue interest at the Default Rate and may be paid from any amounts in the Auto-debit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 5.28 shall survive the Term and the exercise by Administrative Agent and the Lenders of any of their respective rights or remedies under the Loan Documents, including the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

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5.29        Indemnity. Borrower shall defend, indemnify and hold harmless Administrative Agent, each Lender, Sole Lead Arranger and Sole Bookrunner, and each of their respective Affiliates, and their respective successors and assigns, including the directors, officers, partners, members, shareholders, employees, professionals and agents of any of the foregoing and each other Person, if any, who Controls Administrative Agent, any Lender, Sole Lead Arranger, or Sole Bookrunner, or any of their Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with the assertion of any claim, loss, demand, damages, penalties, liabilities or any investigative, administrative or judicial proceeding commenced or threatened in writing, whether or not Administrative Agent, any Lender, Sole Lead Arranger or Sole Bookrunner shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of: (a) any material breach by Borrower of its obligations under, or any intentional misrepresentation by Borrower contained in, any Loan Document; (b) the use or intended use of the proceeds of the Loan; (c) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower in writing; (d) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (e) any accident, injury to or death of persons or loss of or damage to property occurring in or on the Property; (f) any use, nonuse or condition in or on the Property; (g) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (h) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting the Property; (i) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (j) any lawsuit brought or threatened in writing, settlement reached, or government order relating to such Hazardous Substance; (k) any violation of the Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the costs and expenses of any Remedial Work; (l) any failure of the Property to comply with any Legal Requirement; (m) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction (other than the Loan) involving the Property or any part thereof, or any liability asserted against Administrative Agent, any Lender, Sole Lead Arranger or Sole Bookrunner with respect thereto; and (n) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent it is finally judicially determined by a court of competent jurisdiction, in a non-appealable decision, that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party, or any liability for any Indemnified Liabilities specifically relating to the condition of the Property to the extent arising from events first occurring from and after the date Administrative Agent and/or Lenders (or their designee or transferee) takes title to the Property by foreclosure, deed in lieu thereof or otherwise and caused by Lender. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable within fifteen (15) days after demand by Lender and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 5.29 shall survive the Term. The liability of Borrower with respect to such Indemnified Liabilities shall not include special, speculative, consequential or punitive damages unless actually required to be paid to a third party by Lender. This Section 5.29 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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5.30        Compliance with Laws; PATRIOT Act.

5.30.1       Each Covered Person shall comply with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. Neither the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, or other person acting on behalf of the Borrower, will use the proceeds of any Loan, directly or indirectly, (i) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or a government of a Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

5.30.2       Administrative Agent hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Administrative Agent to identify the Borrower in accordance with the Patriot Act. Consequently, Administrative Agent may from time-to-time request, and Borrower shall provide to Administrative Agent promptly following any such request, Borrower’s name, address, tax identification number and/or such other identification information or documentation as shall be reasonably requested for such purpose.

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5.30.3       Neither Borrower nor any Person having Control of (including by virtue of such Person being a member, partner, director or owning voting shares or interests) Borrower, nor any owner of at least 25% percent or more, individually or in the aggregate, of a direct or indirect interest in Borrower (and solely with respect to subclauses (ii) and (iii) of this Section 5.30.3, no director, member, partner, employee or agent of the foregoing Persons related to conduct during the course of their roles as such) shall (i) be a Sanctioned Person or a Person organized or resident in a Sanctioned Country, (ii) have been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude, or (iii) be currently under investigation by any Governmental Authority for alleged criminal activity.

5.31        Borrower Accounts. Borrower shall maintain its Property operating account and the Auto-debit Account with Capital One.

5.32        Intentionally Omitted.

5.33        Financial Covenants.

5.33.1       Debt Service Coverage Ratio. Borrower shall at all times maintain a minimum Debt Service Coverage Ratio of not less than 1.25:1.00 commencing with the testing period ending on the last day of the second full calendar quarter following the date hereof. Failure to satisfy the foregoing Debt Service Coverage Ratio test shall be referred to as a “DSCR Breach”. If the foregoing test is not satisfied, Borrower may, in order to avoid a Cash Management Period, on or before the date which is five (5) Business Days after the date of any such determination (but in any event within fifty (50) days after the end of the applicable calendar quarter) (i) prepay, in compliance with Section 2.3.3, a portion of the unpaid Principal or (ii) post with Administrative Agent cash, or a letter of credit, each as additional collateral for the Debt in an amount sufficient to satisfy such Debt Service Coverage Ratio test, when such amounts are reflected as reducing the Loan. The Debt Service Coverage Ratio will be tested each period based on the reports submitted by the Borrower pursuant to Section 6.3.3 hereof.

5.33.2       Debt Yield. The Borrower shall at all times maintain a Debt Yield of at least 8.0% commencing with the testing period ending on the last day of the second full calendar quarter following the date hereof. Failure to satisfy the foregoing Debt Yield test shall be referred to as a “Debt Yield Breach”. If the foregoing test is not satisfied, Borrower may, in order to avoid such a Cash Management Period, on or before the date which is five (5) Business Days after the date of any such determination (but in any event within fifty (50) days after the end of the applicable calendar quarter) (i) prepay, in compliance with Section 2.3.3, a portion of the unpaid Principal or (ii) post with Administrative Agent cash, or a letter of credit, each as additional collateral for the Debt in an amount sufficient to satisfy such Debt Yield test, when such amounts are reflected as reducing the Loan. The Debt Yield will be tested each period based on the reports submitted by the Borrower pursuant to Section 6.3.3 hereof.

5.33.3       Right-Sizing Requirement. To the extent a DSCR Breach or Debt Yield Breach is ongoing for four (4) consecutive calendar quarters, Borrower shall, on or before the date which is five (5) Business Days after the date of any such determination (but in any event within fifty (50) days after the end of the applicable calendar quarter), (i) prepay, in compliance with Section 2.3.3, a portion of the unpaid Principal or (ii) post with Administrative Agent cash, or a letter of credit, each as additional collateral for the Debt in an amount sufficient to cure such DSCR Breach or Debt Yield Breach, as applicable, when such amounts are reflected as reducing the outstanding principal amount of the Loan.

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5.33.4       Net Worth; Liquid Assets. At all times, Borrower shall cause Guarantor to maintain a Net Worth of not less than $175,000,000 (excluding the value of the Property) and Liquid Assets of not less than $10,000,000. If Guarantor fails to satisfy the foregoing Net Worth or Liquid Assets tests at any time, Borrower may propose an Affiliate to replace Guarantor, which replacement and all documentation executed in connection therewith shall be subject to Administrative Agent’s prior consent in its sole discretion.

5.34        Required Repairs. Borrower shall use commercially reasonable efforts to perform and complete each item of the repairs and environmental remedial work at the Property described on Schedule 5 attached hereto (the “Required Repairs”).

5.35        Appraisals. Administrative Agent shall have the right to obtain an Appraisal for the Property at any time during the term of the Loan, at Administrative Agent's expense, for the account of the Lenders (and once during each of the initial term and the extension terms under the Loan at Borrower's expense), unless a Default shall have occurred and be continuing or unless required by any Governmental Authority, in which cases all Appraisals shall be at Borrower's expense.

5.36        Condominium Rights and Obligations.

5.36.1       Borrower shall deliver to Administrative Agent all documents, certificates and other items reasonably requested by Administrative Agent in connection with the Condominium, including, without limitation, (x) a duly executed Assignment of Unit Owner’s Rights in the form and substance of Exhibit E, (y) a duly executed proxy from Borrower in the form and substance of Exhibit F and (z) a conditional resignation of any Borrower-appointed member of the Condominium Board in the form and substance of Exhibit G.

5.36.2       Borrower shall comply in all material respects with the Condominium Documents and all Legal Requirements (including, without limitation, the Condominium Act) in connection with Condominium Documents and furnish evidence of such compliance therewith as Administrative Agent may reasonably request; provided that any breach or violation of the Condominium Documents resulting from Borrower’s compliance with any of the provisions relating to insurance, casualty and/or condemnation contained in this Agreement or in any of the other Loan Documents shall not constitute a breach or violation of this Section 5.36.2 or Section 5.36.8 below.

5.36.3       Borrower shall not cancel, terminate or revoke or exercise any right it may have under the Condominium Documents to cancel, terminate or revoke the Condominium Documents and, subject to Administrative Agent’s approval, not to be unreasonably withheld, conditioned or delayed, not consent (or waive the right to consent) to the modification, amendment of any of the material provisions of the Condominium Documents. Notwithstanding anything to the contrary contained herein, Administrative Agent’s approval shall not be required for any modification or amendment of the Condominium Documents that does not materially affect the Property.

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5.36.4       Borrower shall deliver to Lender a copy of each written notice of default and all responses to default notices or similar instruments received or delivered by Borrower in connection with the Condominium Documents.

5.36.5       [Intentionally Omitted].

5.36.6       Borrower shall pay all amounts required to be paid, by Borrower under the Condominium Documents, including, without limitation, all Condominium Charges, before the same become delinquent.

5.36.7       Borrower shall not release any Condominium unit without the prior written consent of Administrative Agent, which consent may be withheld or granted in Administrative Agent’s sole discretion.

5.36.8       Borrower shall not intentionally cause a material default or material breach under any of the Condominium Documents

5.36.9       If Borrower shall default in the performance or observance of any term, covenant or condition of any of the applicable Condominium Documents on the part of Borrower to be performed or observed, then, after the expiration of any applicable notice and cure periods and without limiting the generality of the other provisions of this Agreement and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Condominium Documents on the part of Borrower, to be performed or observed or to be promptly performed or observed on behalf of Borrower.

5.36.10       If Borrower fails to pay the Condominium Charges before the same are delinquent, Lender may pay the same and such amounts shall be added to the Debt and shall bear interest at the Default Rate until paid.

5.36.11       Borrower shall promptly notify Administrative Agent in writing in the event of the initiation of any litigation or arbitration proceeding in which Borrower is a party under or in connection with the Condominium Documents.

5.36.12       Borrower hereby covenants and agrees that it shall not, except with the prior written consent of Administrative Agent, which shall not be unreasonably withheld, conditioned or delayed, further subdivide or partition the Property to create additional tax lots.

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6.	NOTICES AND REPORTING

6.1          Notices.

6.1.1         All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or delivered by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or, with respect to routine or administrative notices (but specifically excluding notices of Default, Events of Default or acceleration of the Loan) by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party): If to Administrative Agent: Capital One, National Association, Commercial Real Estate Banking, 299 Park Avenue, 29th Floor, New York, New York 10171, Attention: Michael Sleece; with a copy to: Morrison & Foerster LLP, 250 West 55th Street, New York, New York, 10019, Attention: Jeffrey J. Temple, Esq.; if to Borrower: c/o AR Global, 405 Park Avenue, 14th Floor New York, NY 10022, Attention: General Counsel, with a copy to: Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10054, Attention: Chris Barbaruolo, Esq.; if to any Lender, to the address set forth on the signature page hereto for such Lender or at its address (or facsimile number) set forth in its Administrative Questionnaire. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or, in the case of electronic mail, as set forth in Section 6.1.3 below. Any party may change the address to which any such notice is to be delivered, by furnishing five (5) days’ written notice of such change to the other party in accordance with the provisions of this Section 6.1. Notice for any party may be given by its respective legal counsel.

6.1.2         Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

6.1.3         Unless Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

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6.2          Borrower Notices and Deliveries. Borrower shall (a) give prompt written notice to Administrative Agent of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened in writing against Borrower which would materially adversely affect Borrower’s condition (financial or otherwise) or business or the Property; and (ii) any material adverse change in Borrower’s condition, financial or otherwise that is actually known to Borrower, or of the occurrence of any Event of Default of which Borrower has actual knowledge and (b) furnish and provide to Administrative Agent (upon written request by Administrative Agent): (i) any Securities and Exchange Commission or other public filings, if any, of Borrower and any Person that Controls Borrower, within twenty (20) Business Days of such filing, (ii) an updated Beneficial Ownership Certification as required by Administrative Agent’s internal policy so long as such request is applied to similarly situated commercial real estate borrowers, and (iii) all plans and specifications, appraisals, title and other insurance reports reasonably requested, from time to time (but not more than once during the term of the Loan unless an Event of Default has occurred and is continuing), by Administrative Agent. In addition, after written request by Administrative Agent (but no more frequently than twice in any year provided no Event of Default has occurred and is continuing), Borrower shall furnish to Administrative Agent within thirty (30) days, tenant estoppel certificates addressed to Administrative Agent on behalf of the Lenders, its successors and assigns from each tenant at the Property in form and substance reasonably satisfactory to Administrative Agent; provided that Administrative Agent shall not request such tenant estoppel certificates more than once in any calendar year unless an Event of Default has occurred and is continuing.

6.3          Financial Reporting.

6.3.1         Bookkeeping. Borrower shall keep on a fiscal year basis, which year shall be from January 1 to December 31 (“Fiscal Year”), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property, whether such income or expense is realized by Borrower. Administrative Agent shall have the right from time to time (but not more than once during any consecutive twelve (12) month period, so long as no Event of Default is continuing) during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining them, and to make such copies or extracts thereof as Administrative Agent shall desire. During the continuance of an Event of Default, Borrower shall pay any actual, out-of-pocket costs reasonably incurred by Administrative Agent to examine such books, records and accounts, as Administrative Agent shall determine to be necessary in the protection of Administrative Agent’s and the Lenders’ interest. Borrower shall cause Guarantor to comply in all respects with any financial reporting obligations provided for in any Loan Documents to which Guarantor is a party.

6.3.2         Annual Reports. Borrower shall furnish to Administrative Agent annually, within one hundred twenty (120) days after the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements, each in accordance with GAAP and containing balance sheets and statements of profit and loss for Borrower and the Property in such detail as Administrative Agent may reasonably request. Each such statement (a) shall be in form and substance reasonably satisfactory to Administrative Agent, (b) shall set forth the financial condition and the income and expenses for the Property for the immediately preceding Fiscal Year, including statements of annual Net Operating Income and (c) shall be accompanied by a Compliance Certificate and an Officer’s Certificate from Borrower’s Chief Financial Officer certifying (i) that such statement is true, correct, complete and accurate in all material respects and presents fairly the financial condition of the Property and has been prepared in accordance with an accounting method consistently applied and (ii) whether, to the best of the Borrower’s knowledge, there exists an Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

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6.3.3         Quarterly Reports. Borrower shall furnish to Administrative Agent within sixty (60) days after the end of each calendar quarter the following items: (a) quarterly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP or any other accounting method, consistently applied to fairly represent the financial position and results of operation of the Property during such fiscal period, all in form reasonably satisfactory to Administrative Agent; (b) a balance sheet as of such fiscal period; (c) a comparison of the budgeted income and expenses and the actual income and expenses for each quarter and year to date for the Property, together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such period and year to date; (d) a statement of the actual Capital Expenses made by Borrower during each fiscal period as of the last day of such fiscal period; (e) a statement that Borrower has not incurred any indebtedness other than indebtedness permitted hereunder; (f) an aged receivables report; and (g) rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each Lease, any concessions included in each Lease, date to which paid, term of Lease, date of occupancy, date of expiration, and a delinquency report for the Property. Each such statement shall be accompanied by a Compliance Certificate and an Officer’s Certificate certifying (i) that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP (subject to normal year-end adjustments) and (ii) whether, to the best of the Borrower’s knowledge, there exists an Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it.

6.3.4         Other Reports. Borrower shall furnish to Administrative Agent, within fifteen (15) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Administrative Agent.

6.3.5         Annual Budget. Borrower shall prepare and submit (or shall cause Manager to prepare and submit) to Administrative Agent by November 30th of each year during the Term, for written approval by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed, a proposed pro forma budget for the Property for the succeeding Fiscal Year (the “Annual Budget”, and each Annual Budget approved by Administrative Agent is referred to herein as the “Approved Annual Budget”)), and, promptly after preparation thereof, any revisions to such Annual Budget. The Annual Budget shall consist of (a) an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of the Borrower’s anticipated operating income and operating expenses (on a cash and accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder (and once such Annual Budget has been approved by Administrative Agent, such operating expense budget shall be referred to herein as the “Approved Operating Budget”), and (b) a Capital Expense budget showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses (and once such Annual Budget has been approved by Administrative Agent, such Annual Budget shall be referred to herein as the “Approved Capital Budget”). Until such time that any Annual Budget has been approved by Administrative Agent, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Administrative Agent (including increases for any non-discretionary expenses)). If (x) Administrative Agent fails to expressly approve or disapprove a written request from Borrower to Administrative Agent for Administrative Agent’s consent to any Annual Budget hereunder within ten (10) Business Days following Borrower’s delivery of the materials required with respect hereto, (y) Borrower delivers to Administrative Agent a second submission with respect thereto, but with such second submission stating in bold uppercase letters at the top of such request “SECOND AND FINAL NOTICE -- TIME SENSITIVE APPROVAL OR DISAPPROVAL REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT, OR DEEMED APPROVAL WILL OCCUR” and (z) Administrative Agent fails to expressly approve or disapprove the Annual Budget identified in such second submission within such additional five (5) Business Day period, then such Annual Budget shall be deemed to have been approved by Administrative Agent.

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6.3.6         Tax Returns. Borrower shall furnish to Administrative Agent within ten (10) Business Days of filing same, but in no event later than October 25th of each year, any tax returns or other tax filings made by the Borrower with any taxing authority or other Governmental Authority.

6.4         Platform.

6.4.1         Borrower agrees that Administrative Agent, Sole Lead Arranger and Sole Bookrunner may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

6.4.2         Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (i) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Communications “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Lenders, Sole Lead Arranger and Sole Bookrunner to treat such Communications as not containing any material non-public information with respect to Borrower or any Affiliate thereof or their respective securities for purposes of United States Federal and state securities laws; (iii) all Communications marked “PUBLIC” are permitted to be made available through the Platform; and (iv) Administrative Agent, Sole Lead Arranger and Sole Bookrunner shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information.” For the avoidance of doubt, no Communications shall be made available to any Public Lender unless Borrower or any Affiliate of Borrower clearly and conspicuously marks such Communications “PUBLIC” as set forth in clause (i) of the immediately preceding sentence.

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6.4.3         The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent, Sole Lead Arranger, Sole Bookrunner or any of their Affiliates (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Agent Party’s transmission or posting of Borrower Materials through the Platform or via email, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, Sole Lead Arranger, Sole Bookrunner or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

7.	INSURANCE; CASUALTY; AND CONDEMNATION

7.1          Insurance.

7.1.1         Insurance Requirements. Borrower, at its sole cost, for the mutual benefit of Borrower, Administrative Agent and Lenders, shall obtain and maintain or shall cause to be obtained and maintained, during the Term the following policies of insurance:

(a)            Property insurance insuring against loss or damage customarily included under so called all risk or special form policies including fire, lightning, vandalism, and malicious mischief, boiler and machinery, wind/named storm and terrorism coverage, subject to subsection (j) below, (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. Each such insurance policy shall (i) be in an amount equal to 100% of the then replacement cost of the Improvements without deduction for physical depreciation, (ii) have deductibles no greater than the $100,000 per occurrence except in the case of windstorm and earthquake coverage, which shall have deductibles no greater than 5% of the total insurable value of the Property, (iii) be paid as they become due and (iv) be on a replacement cost basis and contain either no coinsurance or, if coinsurance, an agreed amount endorsement, and shall cover, without limitation, all tenant improvements and betterments that Borrower is required to insure on a replacement cost basis. If any of the Improvements constitute legal non-conforming structures or uses, such insurance policy shall also insure for ordinance or law coverage, coverage for loss to the undamaged portion of the building, costs of demolition, costs to rebuild any undamaged portion that needs to be destroyed, then rebuilt to law and code, and increased cost of construction in amounts satisfactory to Lender. Administrative Agent shall be named mortgagee and loss payee on a standard mortgagee endorsement.

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(b)            Flood insurance if any part of the Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as a Zone “A” & “V” Special Hazard Area (as defined by the Federal Emergency Management Agency), or such other Special Hazard Area, in amount equal to the maximum limit of coverage available under the National Flood Insurance Program, plus such addition excess limits as reasonably required by Lender in its sole discretion, and with deductibles reasonably required by Administrative Agent in its sole discretion.

(c)            Rental loss and/or business interruption insurance, including acts of foreign and domestic terrorism, (i) with Administrative Agent being named as loss payee, (ii) in an amount equal to one hundred percent (100%) of the projected gross revenues and/or Rents (less any non-continuing expenses) from the Property for a period of at least eighteen (18) months for the initial period of restoration; and (iii) containing an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance shall be increased from time to time during the Term as and when the estimated or actual Rents increase.

(d)            During any period of repair or restoration, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the repairs or restoration at the Property that are not covered by or under the terms or provisions of the insurance provided for in Section 7.1.1(f) and (B) the insurance provided for in Section 7.1.1(a), which shall, in addition to the requirements set forth in such Section, (1) be written on a builder’s “all-risk” insurance on a completed value basis in an amount equal to not less than the full insurable value of the Property, against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Administrative Agent may request, in form and substance reasonably acceptable to Administrative Agent and against all risks insured against pursuant to clauses (a), (b), (c), (d), and (f) of Section 7.1.1 and (2) include permission to occupy the Property.

(e)             Intentionally Omitted.

(f)             Commercial general liability insurance and umbrella liability coverage (both including for acts of foreign and domestic terrorism), for personal injury, bodily injury, death, accident and property damage liability containing minimum limits per occurrence of $1,000,000 and $2,000,000 in the aggregate for any policy year with a deductible or self-insured retention, no greater than $25,000, plus at least $25,000,000 excess and/or umbrella liability coverage. Such umbrella liability shall schedule the auto liability and/or employers liability policies, to the extended such coverages are required The policies described in this subsection shall also include coverage for elevators, escalators, independent contractors, contractual liability (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Administrative Agent and Lenders as required under this Agreement and the other Loan Documents), products and completed operations liability coverage, as applicable.

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(g)            Auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence on $1,000,000 (if applicable).

(h)           Worker’s compensation and disability insurance with respect to any employees of Borrower, as required by any Legal Requirement, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable).

(i)             Such other insurance (including, but not limited to, environmental liability insurance, earthquake insurance, sinkhole insurance, and mine subsidence insurance as may from time to time be reasonably required by Administrative Agent in order to protect the interests of Administrative Agent and Lenders.

(j)             Notwithstanding anything in subsection (a) above to the contrary, Borrower shall be required to obtain and maintain or cause to be obtained and maintained, coverage in its property insurance policy (or by a separate policy) against loss or damage by terrorist acts in an amount equal to 100% of the full replacement cost of the Property plus Rental loss and/or business interruption insurance as required in Section 7.1(c); provided that such coverage is available. the event that such coverage with respect to terrorist acts is not included as part of the all risk property policy required by subsection (a) above, Borrower shall, nevertheless be required to obtain coverage for terrorism (as stand-alone coverage) in an amount equal to 100% of the full replacement cost of the Property plus Rental loss and/or business interruption insurance as required in Section 7.1(c); provided that such coverage is available. Borrower shall obtain the coverage required under this subsection (j) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage; however, Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap. As used herein, (i) “Terrorism Premium Cap” means an amount equal to two times the amount of the then-current insurance premium that is payable in respect of the Property and business interruption/rental loss insurance required under the Loan Documents (without giving effect to the cost of terrorism and earthquake components of such Property and business interruption/rental loss insurance) obtained as of the date the applicable new terrorism insurance is being obtained and provided, however, that in no event shall any Insurance Premiums paid with respect to Policies in effect prior to the date TRIPRA expires or is otherwise no longer in effect for any reason be included for purposes of determining whether the amount of terrorism insurance premiums paid by Borrower for any applicable period meet or exceed the Terrorism Premium Cap. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, reauthorization, extension thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

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(k)             Intentionally omitted.

(l)             Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 7.1, subject to review and approval by Administrative Agent, which shall not be unreasonably withheld, based on the schedule of locations and values, if requested by Administrative Agent. Further, to the extent the Policies are maintained pursuant to a blanket insurance Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such blanket insurance Policy must be sufficient to maintain property and terrorism coverage as set forth in this Section 7.1 for the Property and any and all other locations combined within the Radius that are covered by such blanket insurance policy calculated on a total insured value basis.

(m)           Borrower (i) shall obtain and maintain all insurance required to be obtained and maintained by Borrower pursuant to the Condominium Documents, (ii) shall not vote to terminate insurance covering the Common Elements (as defined in the Declaration), to the extent it is entitled to vote on such a matter, and (iii) shall use reasonable efforts to cause any insurance proceeds payable to Borrower pursuant to the Condominium Documents to be disbursed in accordance with the terms and provisions of this Agreement. Notwithstanding anything to the contrary, Borrower shall use commercially reasonable efforts to cause the Condominium to maintain (1) the coverage required under the Condominium Documents (if any); and (2) any additional coverage necessary to meet the requirements as set forth in this Section 7.1 or as otherwise approved by Lender, such approval not to be unreasonably withheld but, in any event, consistent with coverages required by prudent institutional mortgage lenders originating similar mortgage loans (collectively referred to herein as an “Acceptable Condominium Policy”). The ratings as of the date hereof, of the insurers under the existing condominium association policies are acceptable, as applies to association insurers. In all cases, Lender must receive evidence satisfactory to Lender of the terms and conditions of such coverage.

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7.1.2         Policies. All policies of insurance required pursuant to Section 7.1.1 shall (i) be issued by companies approved by Administrative Agent and licensed or authorized to do business in the State, with a claims paying ability rating of “A-” or better by S&P (and the equivalent by any other Rating Agency) and a rating of “A X” or better in the current Best’s Insurance Reports, unless otherwise approved by Administrative Agent; (ii) name Administrative Agent and its successors and/or assigns as their interest may appear as the mortgagee and lender’s loss payee (in the case of property insurance and in the case of business interruption/loss of rents coverage) and an additional insured (in the case of liability insurance, except for workers compensation, employers liability and auto liability); (iii) contain (in the case of property insurance) a non-contributory standard mortgagee clause and a lender’s loss payable endorsement, or their equivalents, each in form and substance satisfactory to Administrative Agent, naming Administrative Agent as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation against Administrative Agent and Lenders; (v) be assigned and the originals thereof delivered to Administrative Agent; (vi) contain such provisions as Administrative Agent deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither Borrower, nor Administrative Agent, nor any Lender, nor any other party shall be a co-insurer under the policies, (B) that Administrative Agent shall receive (i) at least thirty (30) days’ prior written notice of any cancellation of any of the property policies, (ii) at least ten (10) days’ prior written notice of cancellation due to nonpayment of premium; and (iii) if available, notice for liability policies (provided, that if no such notice is available for liability policies, Borrower shall provide required notice to Administrative Agent), (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against Administrative Agent or Lenders, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (D) providing that Administrative Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums; (vii) in the event any property insurance policy shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Administrative Agent and Lenders, such insurance policy shall not be invalidated by and shall insure Administrative Agent and Lenders regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Administrative Agent or Lenders pursuant to any provision of the Loan Documents; and (viii) be satisfactory in form and substance to Administrative Agent and expressly approved in writing by Administrative Agent as to amounts, form, risk coverage, deductibles, loss payees and insureds, which approval shall not be unreasonably withheld. In the event of foreclosure or other transfer of title, Borrower agrees that all right, title and interest of Borrower in and to the Policies (that are not blanket Policies) then in force with respect to the Property and all proceeds payable thereunder pertaining to the Property shall thereupon vest in the purchaser at such foreclosure or in Administrative Agent or other transferee in the event of such other transfer of title. Borrower shall pay the premiums for such policies (the “Insurance Premiums”) as the same become due and payable and furnish to Administrative Agent evidence of the renewal of each of the policies together with (unless such Insurance Premiums have been paid by Administrative Agent pursuant to Section 3.3) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Administrative Agent. If Borrower does not furnish such evidence prior to the expiration of any expiring policy, then Administrative Agent may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrower shall reimburse Administrative Agent for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. If requested by Lender, Borrower shall deliver to Lender a complete copy of each Policy upon issuance. Within thirty (30) days after request by Administrative Agent, Borrower shall obtain such increases in the amounts of coverage provided for under any policy and may require additional or different insurance coverage as may be reasonably requested by Administrative Agent, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices including, without limitation, changes in any Lender’s internal policies, and the like.

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7.1.3         Additional Policies. Borrower shall not take out any separate or additional insurance which is concurrent in form or contributing in the event of loss unless it is properly endorsed to name Administrative Agent as mortgagee and lender’s loss payable thereunder with loss payable to Administrative Agent under a standard “New York” mortgagee endorsement of the character and to the extent above described without contribution and otherwise reasonably satisfactory to Administrative Agent in all respects. Borrower shall promptly notify Administrative Agent whenever any such separate insurance is taken out and shall promptly deliver to Administrative Agent the policy or policies of such insurance.

7.2          Casualty.

7.2.1         Notice; Restoration. If the Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give notice thereof to Administrative Agent within two (2) Business Days after Borrower receives actual notice of the Casualty. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the Property (or cause the Condominium Board to promptly proceed to restore, repair or rebuild the Property) in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.

7.2.2         Settlement of Proceeds. If a Casualty covered by any of the insurance policies required pursuant to Article 7 (an “Insured Casualty”) occurs where the loss does not exceed $500,000, provided no Event of Default has occurred and is continuing, Borrower may settle and adjust any claim without the prior express written consent of Administrative Agent; provided such adjustment is carried out in a competent and timely manner, and Borrower is hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds $500,000 (a “Significant Casualty”) provided no Event of Default has occurred and is continuing, Borrower may, in consultation with and following written consent of Administrative Agent, settle and adjust any claim and agree with the insurer(s) on the amount to be paid on the loss, and the Proceeds shall be due and payable solely to Administrative Agent for the benefit of the Lenders and held by Administrative Agent in the Casualty/Condemnation Account and disbursed in accordance herewith. If Borrower or any party other than Administrative Agent is a payee on any check representing Proceeds with respect to a Significant Casualty, Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Administrative Agent. Borrower hereby irrevocably appoints Administrative Agent as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Administrative Agent. The actual, reasonable, out-of-pocket expenses incurred by Administrative Agent in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrower to Administrative Agent upon demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Administrative Agent and Borrower, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrower has demonstrated to Administrative Agent’s satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.

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7.3         Condemnation.

7.3.1         Notice; Restoration. Borrower shall give Administrative Agent written Notice of the actual or threatened (in writing) commencement of any condemnation or eminent domain proceeding affecting the Property (a “Condemnation”) within two (2) Business Days of actual notice thereof, and shall deliver to Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrower, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the Property (or cause the Condominium Board to promptly proceed to restore, repair, replace or rebuild the Property) in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

7.3.2         Collection of Award. Administrative Agent is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement connection with such Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Administrative Agent to expenses of collecting the Award and to discharge of the Debt. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of such Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrower shall cause any Award that is payable to Borrower to be paid directly to Administrative Agent for the benefit of the Lenders. Administrative Agent shall hold such Award in the Casualty/Condemnation Account and disburse such Award in accordance with the terms hereof.

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7.4          Application of Proceeds or Award.

7.4.1         Application to Restoration. If an Insured Casualty or Condemnation occurs where (a) the loss is in an aggregate amount less than the fifteen percent (15%) of the unpaid Principal, (b) in the reasonable judgment of Administrative Agent, the Property can be restored within nine (9) months after all required permits and governmental approvals for restoration have been obtained, and prior to six (6) months before the scheduled Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt, (c) less than (i) thirty percent (30%), in the case of an Insured Casualty or (ii) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (d) Leases demising in the aggregate at least sixty-five (65%) of the total rentable space in the Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined); and (e) no Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Administrative Agent), shall be applied to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Property (the “Restoration”), in the manner set forth herein. Borrower shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Administrative Agent be obligated to apply the Proceeds or Award to reimburse Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrower shall pay (and if required by Administrative Agent, Borrower shall deposit with Administrative Agent in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (y) Administrative Agent shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents will be at least equal to the sum of the operating expenses and Debt Service and other reserve payments required hereunder, as reasonably determined by Administrative Agent.

7.4.2         Application to Debt. Except as provided in Section 7.4.1, any Proceeds and/or Award may, at the option of Administrative Agent in its discretion, be applied to the payment of (a) accrued but unpaid interest on the Note, (b) the unpaid Principal and (c) other charges due under the Note and/or any of the other Loan Documents or any Secured Swap Agreement, or applied to reimburse Borrower for the cost of any Restoration, in the manner set forth in Section 7.4.3.

7.4.3         Procedure for Application to Restoration. If Borrower is entitled to reimbursement out of the Proceeds or an Award held by Administrative Agent, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Account upon Administrative Agent being furnished with (a) evidence satisfactory to Administrative Agent of the estimated cost of completion of the Restoration, (b) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Administrative Agent, (c) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Administrative Agent’s judgment are required to complete the proposed Restoration, (d) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Administrative Agent may reasonably require and approve in Administrative Agent’s discretion, and (e) all plans and specifications for such Restoration, such plans and specifications to be approved by Administrative Agent prior to commencement of any work. Administrative Agent may, at Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Administrative Agent, together with funds deposited for that purpose or irrevocably committed to the satisfaction of Administrative Agent by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Administrative Agent to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Event of Default then exists, any surplus that remains out of the Proceeds held by Administrative Agent after payment of such costs of Restoration shall be paid to Borrower. Any surplus that remains out of the Award received by Administrative Agent after payment of such costs of Restoration shall, in the discretion of Administrative Agent, be retained by Administrative Agent and applied to payment of the Debt or returned to Borrower.

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8.	DEFAULTS

8.1          Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:

8.1.1         if (a) any portion of the Debt is not paid in full when due on each Monthly Payment Due Date or otherwise, provided, however, if adequate funds are available in the Deposit Account for such payments or if Administrative Agent is required to debit the Auto-debt Account and fails to do so, the failure by the Deposit Bank to allocate such funds into the appropriate Secondary Accounts in accordance with the Cash Management Agreement or to debit such payments from the Auto-debit Account shall in each case not constitute an Event of Default or (b) Borrower shall fail to pay when due any payment required under Sections 3.5 and 3.6, as applicable;

8.1.2         any of the Taxes are not paid when due (unless Administrative Agent is paying (or is obligated to pay) such Taxes pursuant to Section 3.3), subject to Borrower’s right to contest Taxes in accordance with Section 5.2;

8.1.3         the insurance policies required by Section 7.1 are not kept in full force and effect, or are not delivered to Administrative Agent upon request;

8.1.4         either (a) a Transfer other than a Permitted Transfer occurs or (b) any other violation of Section 5.25 occurs (other than a Transfer that is not a Permitted Transfer) that is not cured within fifteen (15) Business Days after Administrative Agent delivers written notice to Borrower of such violation;

8.1.5         any representation or warranty made by Borrower or Guarantor in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the representation or warranty was made and such misrepresentation is not cured within twenty (20) days of the earlier of (i) Administrative Agent’s written notice thereof to Borrower and (ii) Borrower having actual knowledge of such false or misleading representation or warranty;

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8.1.6         Borrower shall make an assignment for the benefit of creditors;

8.1.7         a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor; or Borrower or Guarantor shall be adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within one hundred ninety (90) days; provided, further, however, that, with respect to Guarantor, no such event shall constitute an Event of Default if a satisfactory replacement Guarantor and all documentation executed in connection with such replacement has been approved by Administrative Agent in its sole discretion within five (5) days after failure to discharge, stay or dismiss such appointment, adjudication, petition or proceeding during such ninety (90) day period.

8.1.8         Borrower breaches any covenant contained in Sections 5.12.1(a) – (e), 5.12.3(a) – (e), 5.13, 5.14, 5.15, 5.21, 5.22, 5.26, 5.28, 5.30, 5.33.3 or 5.33.4; provided, however, that a Borrower breach of any covenant contained in Section 5.13 hereof or in Schedule 4 attached hereto shall not constitute an Event of Default if such breach is cured within fifteen (15) days; and provided, further, however, with respect to Section 5.12.1 (a) – (e), if a material default by Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any replacement Management Agreement) and if such default permits Manager to terminate or cancel the Management Agreement (or any replacement Management Agreement) it shall no longer be an Event of Default if Manager terminates or cancels the Management Agreement (or any replacement Management Agreement) as a result of such default and same is replaced by a satisfactory replacement Manager in Administrative Agent’s sole discretion under a replacement Management Agreement within five (5) days after the date of termination or cancellation of the Management Agreement); provided, further, however, with respect to Section 5.12.3 (a) – (e), if a material default by Borrower has occurred and continues beyond any applicable cure period under the Leasing Agreement (or any replacement Leasing Agreement) and if such default permits Leasing Agent to terminate or cancel the Leasing Agreement (or any replacement Leasing Agreement) it shall no longer be an Event of Default if Leasing Agent terminates or cancels the Leasing Agreement (or any replacement Leasing Agreement) as a result of such default and same is replaced by a satisfactory replacement Leasing Agent in Administrative Agent’s sole discretion under a replacement Leasing Agreement within five (5) days after the date of termination or cancellation of the Leasing Agreement).

8.1.9         except as expressly permitted hereunder, the actual or threatened (in writing) alteration, improvement, demolition or removal of all or any portion of the Improvements without the prior express written consent of Administrative Agent;

8.1.10       [Intentionally Omitted];

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8.1.11       a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

8.1.12       a default (continuing beyond the expiration of any applicable notice and/or cure periods) by Borrower and/or any of its Affiliates under any Secured Swap Agreement or Third Party Swap Agreement;

8.1.13       a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) days after written notice to Borrower (and Guarantor, if applicable) from Administrative Agent, in the case of any default which can be cured by the payment of a sum of money, or for forty five (45) days after notice from Administrative Agent in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 45-day period, and Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such 45-day period and thereafter diligently and expeditiously proceeds to cure the same, such 45-day period shall be extended for an additional period of time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed seventy five (75) days; provided, however, that notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if there is any conflict between this Agreement and any other Loan Document with respect to Defaults or Events of Default, the provisions of this Agreement shall control; or

8.1.14       a material default by Borrower shall occur and be continuing beyond any applicable grace and cure period under any of the Condominium Documents, which has not been cured within ten (10) Business Days of written notice from Administrative Agent, provided, however, that if such material default is susceptible of cure but cannot reasonably be cured within such 10-Business Day period, and Borrower shall have commenced to cure such material default within such 10-Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such 10-Business Day period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such material default, such additional period not to exceed seventy five (75) days.

8.1.15       Intentionally Omitted.

8.1.16       Intentionally Omitted.

8.2          Remedies.

8.2.1         Acceleration. Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Sections 8.1.6 or 8.1.7) and at any time and from time to time thereafter, the obligations of the Lenders to advance amounts hereunder may be immediately terminated (and shall be immediately terminated upon the occurrence of an Event of Default described in Sections 8.1.6 or 8.1.7) in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Administrative Agent may take such action on behalf of the Lenders, without notice or demand, that Administrative Agent deems advisable to protect and enforce the rights of the Lenders against Borrower and in and to the Property; including declaring the Debt to be immediately due and payable (including unpaid interest, Default Rate interest, Late Payment Charges, and any other amounts owing by Borrower), without notice or demand; and upon the occurrence and continuance of any Event of Default described in Sections 8.1.6 or 8.1.7, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, and any other amounts owing by Borrower) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.

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8.2.2         Remedies Cumulative. Upon the occurrence and continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and the Lenders against Borrower under the Loan Documents or at law or in equity may be exercised by Administrative Agent on behalf and for the benefit of the Lenders at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Administrative Agent or the Lenders shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent or the Lenders permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (a) to the extent permitted by applicable Legal Requirements, neither Administrative Agent nor any Lender shall be subject to any “one action” or “election of remedies” law or rule, and (b) all Liens and other rights, remedies or privileges provided to Administrative Agent and the Lenders shall remain in full force and effect until Administrative Agent and the Lenders have exhausted all of their remedies against the Property, the Mortgage has been foreclosed, the Property has been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable Legal Requirements, nothing contained in any Loan Document shall be construed as requiring Administrative Agent or any Lender to resort to any portion of the Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Administrative Agent and the Lenders may seek satisfaction out of the entire Property or any part thereof, in its discretion.

8.2.3         Severance. Without limiting the provisions of Section 11.25, Administrative Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lenders shall determine in their discretion for purposes of evidencing and enforcing its rights and remedies (the “Severed Loan Documents”); provided, however, in no event shall Borrower be obligated to modify its ownership of the Property (e.g., split into one or more Property owning entities) to accommodate such Severed Loan Documents. Borrower shall execute and deliver to Administrative Agent and the Lenders from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent; provided that Borrower shall not be required to execute and deliver Severed Loan Documents which increase Borrower’s obligations and/or liabilities under the Loan Documents or decrease Borrower’s rights under the Loan Documents or Severed Loan Documents. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead, to make and execute all documents reasonably necessary to effect such severance, Borrower ratifying all that such attorney shall do by virtue thereof; provided, however, Administrative Agent shall not make or execute any such documents under such power until three (3) days after written notice has been given to Borrower by Administrative Agent of its intent to exercise its rights under such power. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents.

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8.2.4         Delay. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and continuance of an Event of Default, or the granting of any indulgence or compromise by Administrative Agent or any Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Administrative Agent reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Mortgage to the extent necessary to foreclose on all or any portion of the Property, the Rents, the Cash Management Accounts or any other collateral.

8.2.5         Administrative Agent’s Right to Perform. If, after the occurrence and continuance of an Event of Default beyond all applicable notice and cure periods, Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for an additional period of five (5) Business Days after Borrower’s receipt of written notice thereof from Administrative Agent, without in any way limiting Administrative Agent’s right on behalf and for the account of the Lenders to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Administrative Agent on behalf and for the account of the Lenders may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all actual, out-of-pocket costs and expenses of Administrative Agent reasonably incurred or paid in connection therewith shall be payable by Borrower to Administrative Agent within ten (10) days after demand and if not paid shall be added to the Debt (and to the extent permitted under applicable Legal Requirements, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate.

9.	INTENTIONALLY OMITTED

10.	ADMINISTRATIVE AGENT

10.1        Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes Administrative Agent to act as its administrative agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent (which term as used in this sentence and in Section 10.5 and the first sentence of Section 10.6 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):

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10.1.1       shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender;

10.1.2       shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or any other document referred to or provided for therein or for any failure by Borrower or any other Person to perform any of its obligations thereunder;

10.1.3       shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for therein or in connection therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 10.5;

10.1.4       shall not, except to the extent expressly instructed by the Majority Lenders with respect to collateral security under the Loan Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

10.1.5       shall not be required to take any action which is contrary to the Loan Documents or applicable Legal Requirements.

The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents. Administrative Agent may employ agents and attorneys, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 11.20. Except to the extent expressly provided in Section 10.8, the provisions of this Article 10 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof and Administrative Agent and the Lenders may modify, amend or waive such provisions of this Article 10 in their sole and absolute discretion.

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10.2       Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

10.3       Defaults.

10.3.1       Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default unless Administrative Agent has received notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders. Within ten (10) days of delivery of such notice of Default or Event of Default from Administrative Agent to the Lenders (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action. Administrative Agent shall (subject to Section 10.7) take such action with respect to such Default or Event of Default as shall be directed by the Majority Lenders, provided that, (A) unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make Protective Advances that Administrative Agent determines are necessary to protect or maintain the Property and (2) to foreclose on any of the Property or exercise any other remedy, with respect to such Default or Event of Default as it shall deem advisable in the interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders; provided, however, that no actions approved by the Majority Lenders shall violate the Loan Documents or applicable Legal Requirements. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Note) other than through Administrative Agent. Administrative Agent shall advise the Lenders of all material actions which Administrative Agent takes in accordance with the provisions of this Section 10.3.1 and shall continue to consult with the Lenders with respect to all of such actions. Notwithstanding the foregoing, if the Majority Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 10.3.1 shall be valid and binding on each Lender. All cash proceeds (other than cash proceeds subject to the provisions of Section 10.3.10) received from any enforcement actions, including the cash proceeds of a foreclosure sale of the Property, shall be applied, first, to the payment or reimbursement of Administrative Agent for any Debt or other obligations under the Loan Documents held by (or owing to) Administrative Agent (including, without limitation, for expenses incurred in accordance with the provisions of Sections 10.3.2, 10.3.3, and 10.3.4 and 10.5 and to the payment of the Agency Fee and other servicing fees to the extent not paid by Borrower pursuant to Section 10.11), second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Sections 10.3.2, 10.3.3, and 10.3.4 and 10.5; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 10.3.2 or 10.3.7; fourth, pari passu to the Lenders in accordance with their respective Proportionate Shares, unless an Unpaid Amount is owed pursuant to Section 10.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender and to pay any indebtedness of Borrower under any Secured Swap Agreement provided by Administrative Agent or any Affiliate.

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10.3.2       All losses incurred in connection with the Loans (including with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Note), the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Proportionate Shares of the Loan. The Lenders shall promptly, upon request by Administrative Agent, remit to Administrative Agent their respective Proportionate Shares of (i) any expenses incurred or to be incurred by Administrative Agent in connection with any Default to the extent any such expenses have not been paid by Borrower or Guarantor, (ii) any advances or disbursements made or to be made to pay Taxes (including special assessments or payments in lieu of real estate Taxes), maintenance costs, Insurance Premiums or other items (including capital items) which Administrative Agent or Majority Lenders determine are necessary to preserve the Lien (or priority of the Lien) of the Mortgage from any intervening lien, forfeiture, casualty, loss, waste or other impairment, diminution or reduction in value (including, without limitation, the completion of any applicable alterations or improvements which have theretofore been commenced or are deemed necessary for the leasing, marketing or maintenance of the Property as a “Class B” retail and office property) or to preserve, protect, sell, operate, manage, lease, improve, maintain, repair, defend or dispose of the Property or any portion thereof), whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Mortgage (all such advances, collectively, “Protective Advances”), (iii) any other expenses incurred in connection with the enforcement of the Mortgage or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower. Each Lender’s Proportionate Share of any Protective Advance shall constitute obligatory advances of that Lender under this Agreement, shall be payable by each Lender on demand by Administrative Agent and secured by the Loan collateral, and if unpaid by any Lender as set forth below, its Proportionate Share thereof shall bear interest at the rate applicable to such amount under the Loans or if no longer applicable, at the Base Rate.  Administrative Agent shall notify each Lender in writing of its Proportionate Share of each Protective Advance.  Upon receipt of notice from Administrative Agent of its making of a Protective Advance, each Lender shall make the amount of such Lender’s Proportionate Share of the Protective Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent provides Lenders with notice of the making of such Protective Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent’s Time).

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10.3.3       If, at the direction of the Majority Lenders or otherwise as provided in Section 10.3.1, any action(s) is brought to collect on the Note or enforce the Mortgage or any other Loan Document, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent for the benefit of the Lenders, collectively, to collect on all or a portion of the Note or enforce the Mortgage or any other Loan Document and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. If requested by Administrative Agent, each Lender shall join as a party in any such lawsuit or proceeding. The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Proportionate Shares.

10.3.4       If, at the direction of the Majority Lenders or otherwise as provided in Section 10.3.1, any action(s) is brought to foreclose the Mortgage, such action shall (to the extent permitted under applicable Legal Requirements and the decisions of the court in which such action is brought) be an action brought by Administrative Agent on behalf and for the benefit of the Lenders, collectively, to foreclose all or a portion of the Mortgage and collect on the Note. Counsel selected by Administrative Agent shall prosecute any such foreclosure on behalf of Administrative Agent and the Lenders and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver, the conduct of such receivership, the conduct of such foreclosure action, the acceptance of a deed in lieu of foreclosure, the bid on behalf of Administrative Agent and the Lenders at the foreclosure sale of the Property, the manner of taking and holding title to the Property (other than as set forth in Section 10.3.5 below), the sale of the Property after foreclosure pursuant to Section 10.3.6, and the commencement and conduct of any deficiency judgment proceeding shall be made by Administrative Agent subject to this Article 10. The costs and expenses of foreclosure to the extent not paid by Borrower or Guarantor will be borne by the Lenders in accordance with their respective Proportionate Shares. If requested by Administrative Agent, each Lender shall join as a party in any such lawsuit or proceeding brought to foreclose the Mortgage and collect on the Note.

10.3.5       If the Property (or any part thereof) is acquired by Administrative Agent or its nominee as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations, the title to the Property shall be held as required by the Majority Lenders and as acceptable to Administrative Agent provided title is held in an entity or structure which limits liability of the Lenders and is a “pass-through” entity or structure for income tax purposes, or, in the absence of such direction of the Majority Lenders, at the sole option of Administrative Agent, be held in the name of Administrative Agent, or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders, or a limited liability company of which Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the ratable benefit of the Lenders) is the manager and the Lenders (or their permitted assignees) are the members in proportion to their Proportionate Shares, which shall be formed pursuant to a form of limited liability company agreement approved by Administrative Agent and the Majority Lenders prior to the completion of such foreclosure, which agreement shall include provisions in all material respects similar to this Section 10.3.5 and Article 10 in relation to the duties, rights and immunities of Administrative Agent (or a nominee or subsidiary of Administrative Agent, in its capacity as the manager thereunder) and rights and obligations of the Lenders. In the event any Lender fails to execute and deliver such agreement in accordance with and after written request therefor from Administrative Agent, each such Lender hereby grants to Administrative Agent a power of attorney to execute and deliver such agreement on its behalf and to take on its behalf any other actions as may reasonably be required to form and qualify such company, which power of attorney is coupled with an interest and irrevocable.

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10.3.6       Administrative Agent shall prepare for the approval of the Majority Lenders a recommended course of action for the Property (a “Post-Foreclosure Plan”). Subject to its standard of care contained herein, Administrative Agent (or a nominee or subsidiary of Administrative Agent, as administrative agent, for the account of, and ratable benefit of, the Lenders) shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Property acquired, and shall administer all transactions relating thereto, substantially in accordance with the Post-Foreclosure Plan, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of the Property, and the collecting of rents and other sums from the Property and paying the expenses of the Property. Once approved by the Majority Lenders, Administrative Agent shall use commercially reasonable efforts, consistent with its standard of care contained in this Article 10, to operate and maintain the Property in accordance with the Post-Foreclosure Plan in all material respects (subject to the effect of force majeure events, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, riots, mob violence, acts of terrorism, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, the effect of orders of Governmental Authorities, laws, rules, regulations or other cause beyond the reasonable control of Administrative Agent) and shall be authorized to make expenditures and pay expenses in accordance with the Post-Foreclosure Plan. It is understood and agreed that Administrative Agent is not warranting that the results contemplated by the Post-Foreclosure Plan shall be realized. If the Majority Lenders shall fail to approve of the proposed Post-Foreclosure Plan, however, the following shall apply: (i) if the proposed Post-Foreclosure Plan is the initial Post-Foreclosure Plan, then Administrative Agent, on behalf of the Lenders, may approve an interim plan to govern the operations of the Property until the Majority Lenders approve the first plan; and, (ii) if the proposed Post-Foreclosure Plan is other than the plan referred to in the preceding clause (i), then the Property shall be operated under the most recent Post-Foreclosure Plan until a new Post-Foreclosure Plan shall be approved by the Majority Lenders, subject to adjustments as Administrative Agent shall deem appropriate to take into account emergency or serious maintenance situations at the Property, any tenant improvement costs and leasing commissions for leases executed after approval of the most recently approved budget and any expenditures for the Property required by applicable Legal Requirements, which, if not made, may result in the imposition of a fine or penalty or other sanction against the Lenders, Administrative Agent or entity that holds title to the Property for the benefit of the Lenders. Administrative Agent shall not make any material changes to the approved Post-Foreclosure Plan without the consent of the Majority Lenders.

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10.3.7       Upon demand therefor from time to time, each Lender shall contribute its Proportionate Share of all costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Property. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a periodic basis (but in any event once per calendar quarter), an income and expense statement for the Property, and each Lender shall promptly contribute its Proportionate Share of any operating loss for the Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.

10.3.8       To the extent there is net operating income from the Property, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders in accordance with Section 10.3.10.

10.3.9       The Lenders acknowledge and agree that if title to the Property is obtained by Administrative Agent or its nominee or limited liability company as provided above, the Property will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with the Post-Foreclosure Plan as soon as practicable. Administrative Agent shall undertake to sell the Property, at such price and upon such terms and conditions as the Majority Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of the Property in accordance with the immediately preceding sentence shall name Administrative Agent, as Agent for the Lenders, as the beneficiary or mortgagee; provided, however, that purchase money financing shall not be provided in connection with the disposition of the Property without the prior consent of each Lender. If purchase money financing is so provided, then, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights and obligations of Administration Agent and the rights and obligations of the Lenders in the same Proportionate Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable and shall contain such other terms and conditions as may be satisfactory to each of the Lenders.

10.3.10     All cash proceeds received with respect to the Property after so acquiring title to or taking possession of the Property, including cash proceeds from the rental, operation and management of the Property and the proceeds of a sale of the Property, shall be applied, first, to the payment of the Agency Fee to the extent not paid by Borrower pursuant to Section 10.11 and any unpaid Servicing Fees and to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of this Article 10 or for any other sums then due to Administrative Agent hereunder; second, to the payment of operating expenses with respect to the Property; third, to the establishment of reasonable reserves for the operation of the Property, including, without limitation, to fund any capital improvement, leasing and other reserves; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 10.3.4 or (g); fifth, in accordance with clauses first through fourth of Section 10.3.1; and sixth, pari passu to the Lenders in accordance with their respective Proportionate Shares on account of all sums due and unpaid under the Loan Documents, unless an Unpaid Amount is owed pursuant to Section 10.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.

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10.3.11     Special Servicing.

(a)             Notwithstanding anything to the contrary herein, Administrative Agent may resign as Administrative Agent hereunder unless, within thirty (30) days after the occurrence of a Special Servicing Event (as hereinafter defined), Administrative Agent and the Lenders have reached an agreement with respect to the fees (collectively, the “Servicing Fees”) that would be payable to Administrative Agent for servicing, special servicing and administering the Loans after such Special Servicing Event and during the continuation thereof and for administration of the ownership, operation and management of the Property during any period of time that the Property is owned by Administrative Agent or its nominee or other entity pursuant to Section 10.3.5 as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure. Such Servicing Fees shall be payable in accordance with a separate agreement to be entered into by Administrative Agent and the Lenders. In all events, the Agency Fee shall continue to be payable to Administrative Agent until the Loan has been fully repaid, all collateral for the Loan has been disposed of and proceeds thereof distributed and all services of Administrative Agent hereunder have terminated.

(b)             In the event Administrative Agent resigns as permitted above, then the Majority Lenders shall have the right to appoint a successor Administrative Agent which (A) satisfies the requirements of Section 10.8 or (B) is a Qualified Special Servicer (as hereinafter defined), within thirty (30) days after such resignation. Until such successor Administrative Agent is so appointed, any decisions, determinations, consents, approvals, or other actions required to be provided or made by Administrative Agent under any of the Loan Documents shall be deemed to be effective only if approved by the Majority Lenders. If the Majority Lenders have not appointed such a successor Administrative Agent within such thirty (30) day period, then the resigning Administrative Agent may (on behalf of the Lenders) appoint a successor Administrative Agent that satisfies the requirements of Section 10.8 or is a Qualified Special Servicer. Whether the Qualified Special Servicer is appointed by the Majority Lenders or by the resigning Administrative Agent, the Lenders shall pay the Servicing Fees required by such successor Administrative Agent in accordance with a separate agreement with such successor Administrative Agent.

(c)             The time periods within which Administrative Agent is required to act in this Article 10 shall be tolled, commencing on the thirtieth day after the occurrence of a Special Servicing Event, and continuing until ten (10) Business Days after a replacement Administrative Agent has been appointed pursuant to this Section 10.3.11 or Administrative Agent and the Lenders have reached an agreement regarding the Servicing Fees.

(d)             As used in this Section 10.3.11, the following terms have the meanings assigned below:

(i)       “Qualified Special Servicer” a nationally recognized commercial mortgage loan servicer which (i) has the minimum rating required of a special servicer in the case of Fitch, (ii) is on the S&P list of approved special servicers in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

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(ii)       “Special Servicing Event” (i) the occurrence of any Event of Default of which Administrative Agent has given notice thereof to the Lenders pursuant to Section 10.3.1 or (ii) the receipt by Administrative Agent of a notice of an Event of Default from any Lender pursuant to Section 10.3.1.

10.4        Rights as a Lender. With respect to its Commitment and the Loan made by it, Capital One (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Capital One (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, enter into any Secured Swap Agreement or other “swap agreement” as defined in 11 U.S.C. 101 with, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and without providing to the Lenders any opportunity to review or approve of any decisions to be made by it with respect thereto and Capital One and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. Further, Administrative Agent and any affiliate may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Capital One or its affiliates may receive information regarding Borrower, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.

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10.5        Standard of Care; Indemnification. Notwithstanding anything to the contrary contained in the Loan Documents or this Article 10, in performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as it normally exercises in connection with real estate loans that it syndicates and administers, but Administrative Agent shall have no further responsibility to any Lender except for its own gross negligence or willful misconduct which results in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 5.28, but without limiting the obligations of Borrower under Section 5.28) ratably in accordance with the aggregate Principal of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including any of the foregoing that arise from any claims or assertions of any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 5.28, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or any action taken or omitted by Administrative Agent under the Loan Documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.5. Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any of the foregoing amounts following payment by any Lender to Administrative Agent in respect of such amount pursuant to this Section 10.5, then Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment in accordance with each such Lender’s respective Proportionate Share.

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10.6        Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower or Affiliate of Borrower, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each Lender, for itself, agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of the first sentence of Section 10.5, Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Property or the books of Borrower or any of its Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Affiliates that may come into the possession of Administrative Agent or any of its Affiliates. Without limiting the foregoing, Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall, except as expressly set forth herein and in the other Loan Documents, have no obligation whatsoever to the Lenders or to any other Person to assure that the Property exists or is owned by Borrower or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Article 10 or in any of the Loan Documents, it being understood and agreed that in respect of the Property, or any act, omission or event related thereto, Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for actual loss to the extent resulting from its gross negligence or willful misconduct that results in actual loss to a Lender.

10.7        Failure to Act. Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

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10.8        Resignation of Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower and such resignation shall be effective as of the date indicated in such notice. The Majority Lenders may remove Administrative Agent at any time for gross negligence or willful misconduct by giving at least thirty (30) Business Days’ prior written notice and cure period to Administrative Agent, Borrower and all other Lenders if such gross negligence or willful misconduct is not cured by Administrative Agent within such cure period. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that meets the qualifications of an Eligible Institution. Lenders shall provide Borrower and Guarantor with written notice of any successor Administrative Agent and Borrower and Guarantor shall not be bound to such successor Administrative Agent unless and until the written notice is received by Borrower and Guarantor. Borrower and Guarantor shall be entitled to rely on any notice of a successor Administrative Agent without further investigation. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or its receipt of notice of removal, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided that if Administrative Agent shall notify Borrower and the Lenders that no Person has accepted such appointment within such thirty (30) day period, then Administrative Agent’s resignation or removal shall nonetheless become effective and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security (and be entitled, with respect thereto, to all of the rights of Administrative Agent hereunder) until such time as a successor Administrative Agent is appointed and has accepted such collateral security); (2) all payments and communications provided to be made to or through Administrative Agent shall instead be made to each Lender directly in accordance with its applicable Proportionate Share; and (3) all determinations, approvals and communications provided to be made by Administrative Agent shall instead be made by the Majority Lenders (except for such determinations, approvals and communications as are required pursuant to the provisions of Section 10.9 to be made by each of the Lenders or by each affected Lender in which case such determinations, approvals and communications shall be made by each Lender or each affected Lender, as applicable, directly), until such time as the Majority Lenders appoint a successor Administrative Agent and such successor accepts such appointment as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring (or retired) or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 10.8). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. During the period from the delivery by Administrative Agent of its notice of resignation until the effectiveness of its discharge from its duties and obligations hereunder, and at all times thereafter, the provisions of this Article and Sections 5.28, 5.29, 11.12 and 11.23 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and during any period following its resignation as Administrative Agent pending the acceptance by a successor Administrative Agent of its appointment as Administrative Agent hereunder.

10.9        Consents Under Loan Documents. Except as otherwise provided in this Agreement, Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which Administrative Agent may have under the Loan Documents or otherwise provided that such actions do not, in Administrative Agent’s reasonable judgment, materially adversely affect the value of any collateral, taken as a whole, or represent a departure from Administrative Agent’s standard of care described in Section 10.5. Any other amendment, waiver or consent, to be effective, shall require the consent or agreement in writing of the Majority Lenders and Administrative Agent, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, neither Administrative Agent nor the Majority Lenders shall agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise required or contemplated under the Loan Documents):

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10.9.1       increase the Commitment of any Lender (provided that no such increase shall be deemed to result from the operation of the provisions of this Agreement which contain indemnification obligations of such Lender or obligations of such Lender with respect to the funding of Protective Advances or other sums as more fully provided in Sections 10.3.2, 10.3.4, 10.3.7, 10.5 and 10.12 hereof) without the consent of each Lender affected thereby;

10.9.2       reduce the outstanding Principal of the Loans or reduce the interest rate thereon (exclusive of interest at the Default Rate to the extent it is in excess of interest at the non-Default Rate) without the consent of each Lender affected thereby;

10.9.3       extend any stated payment date for principal of or interest on the Loans payable to any Lender without the consent of each Lender affected thereby;

10.9.4       release Borrower, any Guarantor or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 11.20 and any resigning Administrative Agent pursuant to Section 10.8 and provided that any decision to waive or modify any affirmative, negative or financial covenant shall not be deemed a “release” for these purposes and may be granted by the Majority Lenders, and any decision to waive or release Guarantor from liability with respect to its exposure under the Guaranty of Recourse Obligations for the matters referenced in Section 1 thereof may be granted by the Majority Lenders) without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release Borrower and Guarantor (A) as expressly provided in the Loan Documents and (B) upon payment of the Loan in full in accordance with the terms of the Loan Documents);

10.9.5       release or subordinate in whole or in part any material portion of the collateral given as security for the Loans without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release any Lien covering the collateral under the Mortgage and other Loan Documents (A) as expressly provided in the Loan Documents and (B) upon payment of the Loan in full in accordance with the terms of the Loan Documents);

10.9.6       modify any of the provisions of this Section 10.9, the definition of “Majority Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of each Lender;

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10.9.7       modify the terms of any Event of Default without the consent of each Lender; or

10.9.8       consent to (i) the sale, transfer or encumbrance by Borrower of any portion of the Property (or any interest therein) or any direct or indirect ownership interest therein, except as otherwise provided in Section 5.25 and (ii) the incurrence by Borrower of any additional indebtedness secured by the Property, in each case to the extent such consent is required under the Loan Documents (and subject to any standard of reasonability set forth therein) without the consent of each Lender.

Notwithstanding anything to the contrary contained in this Agreement, (w) any modification or supplement of Article 10, or of any of the rights or duties of Administrative Agent hereunder, shall require the consent of Administrative Agent, (x) any modification or supplement of any rights or obligations in respect of any Secured Swap Agreement shall require the consent of Administrative Agent; (y) any modification or supplement of any rights or obligations in respect of Sole Lead Arranger or Sole Bookrunner shall require the consent of Sole Lead Arranger or Sole Bookrunner, respectively; and (z) Administrative Agent is hereby authorized to enter into modifications or amendments to the Loan Documents which are ministerial in nature, including the preparation and execution of Uniform Commercial Code forms, Assignments and Assumptions and subordination and non-disturbance agreements with tenants at the Property. If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects. Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof.

10.10      Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents. Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.

10.11      Agency Fee. So long as the Commitments are in effect and until payment in full of all obligations under this Agreement, the Note and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Agency Fee in accordance with the Fee Letter. The Agency Fee shall be payable on the date hereof and annually on each anniversary of the date hereof pursuant to the Fee Letter. Borrower agrees that, once paid, the Agency Fee or any part thereof payable hereunder shall not be refundable under any circumstances.

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10.12     Defaulting Lenders.

10.12.1     Generally. A Lender shall be a “Defaulting Lender” hereunder if it (a) shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its Proportionate Share of any advance pursuant to Sections 10.3.2, 10.3.4 or 10.3.7 or any Protective Advance, or otherwise made or requested by Administrative Agent to be made in connection with the exercise by Administrative Agent of any of its remedies hereunder, or of any indemnification payment required pursuant to Section 10.5, and such failure shall continue for a period of two (2) Business Days following the delivery of written notice thereof by Administrative Agent to such Lender; (b) shall assign or transfer its interest hereunder or in or to its Loan or Commitment in violation of Section 11.20; (c) shall exercise any rights of set-off in violation of Section 11.21; (d) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by Administrative Agent and Borrower); or (f) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender. If for any reason a Lender fails to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrower may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Administrative Agent and either applied against the purchase price of such Loan under the following Section 10.12.2 or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

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10.12.2     Purchase or Cancellation of Defaulting Lender’s Commitment. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the respective Commitments of the Lenders exercising such right. If after such fifth (5th) Business Day, the Lenders have not elected to acquire all of the Commitments of such Defaulting Lender, then Borrower may (but shall not be obligated to), by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an assignee subject to and in accordance with the provisions of Section 11.20 for the purchase price provided for below. Upon any such assignment, the Defaulting Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 11.20, shall pay to Administrative Agent an assignment fee in the amount of $10,000. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the Principal balance of the Loan outstanding and owed by Borrower to the Defaulting Lender plus interest thereon, accrued fees and all other amounts payable to such Defaulting Lender hereunder and under the other Loan Documents. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall apply against such purchase price any amounts retained by Administrative Agent pursuant to the last sentence of the immediately preceding Section 10.12.1.

10.12.3     Optional Advance by Lender of Defaulting Lender’s Proportionate Share. If a Defaulting Lender shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its Proportionate Share of a Protective Advance, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or Proportionate Share of such advance, provided that such Lender gives the Defaulting Lender and Administrative Agent prior notice of its intention to do so. The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest Proportionate Share and thereafter to each of the Lenders in descending order of their respective Proportionate Shares of the Loans or in such other manner as the Majority Lenders (excluding the Defaulting Lender) may agree on. Any Lender making all or any portion of the Defaulting Lender’s Proportionate Share of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender”.

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10.12.4     Special Advance Lender. In any case where a Lender becomes a Special Advance Lender, the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loan to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable). It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, costs and expenses of enforcement, advancing to preserve the Lien of the Mortgage or to preserve and protect the Property, shall be without regard to any adjustment in the Proportionate Shares occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender, pro rata if there is more than one Special Advance Lender, at any time by the payment of the Unpaid Amount.

10.12.5     Notice Requirements. A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advance Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation. Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.

10.12.6     Special Advance Lender’s Rights to Sums Paid to Defaulting Lender. A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.

10.12.7     Defaulting Lender’s Indemnification of Administrative Agent and Lenders. Each Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents. Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of Section 10.12.3 above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Lenders pursuant to this indemnity.

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10.12.8      Subordination of Rights of Defaulting Lender. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Proportionate Share of any advance described in Sections 10.3.2, 10.3.4, 10.3.7 or 10.5 or prior Loan disbursement which was previously a Non-Pro Rata Advance (including through the funding thereof on its behalf by a Special Advance Lender), or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Proportionate Share (including through the funding thereof on its behalf by a Special Advance Lender) (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Proportionate Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Proportionate Share of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement. The provisions of this paragraph shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Majority Lenders or all Lenders. The failure of any Defaulting Lender to timely receive any amounts otherwise payable to such Defaulting Lender under this Agreement or the other Loan Documents on account of the provisions of this paragraph shall not constitute a Default or Event of Default.

10.12.9      Removal of Rights. A Defaulting Lender shall have no voting rights or rights to grant any consent or approval whatsoever under this Agreement or any other Loan Documents (including, without limitation, under Section 10.9 of this Agreement) and shall not be considered in the calculation of “Majority Lenders” so long as it is a Defaulting Lender. This Section shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default with the consent of the non-Defaulting Lenders.  Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any consent, approval or other action granted, taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver.

10.13      Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

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10.14      Transfer of Agency Function. Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its Affiliates or offices wherever located in the United States; provided that (i) Administrative Agent shall promptly notify Borrower and the Lenders thereof and (ii) Administrative Agent shall not transfer its function as Administrative Agent hereunder to any Prohibited Lender without Borrower’s prior written consent unless an Event of Default has occurred and is continuing for at least sixty (60) consecutive days (in which case no prior consent of Borrower shall be required).

10.15      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Federal Bankruptcy Code, as amended from time to time, or other similar debtor relief laws or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

10.15.1     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 2.2 and Section 5.28) allowed in such judicial proceeding; and

10.15.2     to collect and receive any monies or other property payable or deliverable on any such claims for the account of the Lenders and to distribute the same in accordance with this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.2 and Section 5.28.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

10.16      USA Patriot Act Notice; Compliance. In order for Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Lender shall provide to Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with federal law.

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10.17      Several Obligations; No Liability, No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loans or reimbursements for other Lender Funding Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Proportionate Shares.  Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to any third party for any failure to take any other action on behalf of Borrower hereunder or in connection with the financing contemplated herein.  The failure of any Lender to pay to Administrative Agent its Proportionate Share of a Lender Funding Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Proportionate Share of such Lender Funding Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Proportionate Share of the Lender Funding Amount.  In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Proportionate Share of such Lender Funding Amounts regardless of (i) the occurrence of any Event of Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to Borrower or any Guarantor.  The obligation of Lenders to pay to such Lender Funding Amounts are in all regards independent of any claims between Administrative Agent and any Lender.

10.18      No Reliance on Administrative Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any other loan parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.

10.19      Intentionally Omitted.

10.20      Arranger; Bookrunner. Anything herein to the contrary notwithstanding, neither the Sole Lead Arranger nor the Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

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10.21      Scope of Article X. This Article X shall be binding on Administrative Agent and Lenders, but shall not be binding on or enforceable by Borrower unless otherwise expressly provided herein. As among Administrative Agent and Lenders, the provisions of this Article X may not be amended, waived or otherwise modified by Administrative Agent and Lenders without Borrower’s consent to any of the same.

11.	MISCELLANEOUS

11.1        Exculpation. Subject to the qualifications below, neither Administrative Agent nor any Lender shall enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any principal, director, employee, advisor, beneficiary, shareholder, partner, manager, member, trustee, agent or Affiliate of Borrower (but specifically excluding Guarantor under the Guaranty and Environmental Indemnity Agreement, as applicable) (each, an “Exculpated Party” and, collectively, the “Exculpated Parties”), except that Administrative Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent and the Lenders to enforce and realize upon its interest and rights under the Loan Documents, or in the Property, the Rents or any other collateral given to Lenders pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lenders, and neither Administrative Agent nor any Lender shall sue for, seek or demand any deficiency judgment against Borrower or any Exculpated Parties (other than Guarantor under the Guaranty and Environmental Indemnity Agreement, as applicable) in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Administrative Agent or any Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Administrative Agent or the Lenders thereunder; (iv) impair the right of Administrative Agent to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases and Rents; (vi) constitute a prohibition against Administrative Agent or any Lender to commence any other appropriate action or proceeding in order for Lenders to fully realize the security granted by the Mortgage or to exercise its remedies against the Property; (vii) constitute a waiver of the right of Administrative Agent or any Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Administrative Agent or any Lender (including attorneys’ fees and costs reasonably incurred); (viii) limit any rights of Administrative Agent and/or the Lenders under the guaranty delivered by the Guarantor in connection with the Loan; or (ix) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(a)        fraud or material misrepresentation by Borrower or Guarantor in connection with obtaining the Loan;

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(b)       any act or omission of Borrower, Guarantor, or any Affiliate of Borrower or Guarantor which results in physical waste to the Property or any portion thereof, or after the occurrence and continuance of an Event of Default the removal or disposal by Borrower of any portion of the Property; provided, however, that this clause shall not be deemed breached if the disposed portion of the Property by Borrower is subsequently replaced with property of equal or greater utility or value; provided, further, however, that any such disposed portion of the Property shall not be required to be replaced to the extent the same is obsolete or is no longer required for the operation of the Property or there are sufficient amounts on reserve to pay such amounts and Administrative Agent shall not have made such amounts available to pay the same;

(c)       any Proceeds paid to Borrower by reason of any Insured Casualty or any Award received by Borrower in connection with a Condemnation or other sums or payments attributable to the Property not applied by Borrower in accordance with the provisions of the Loan Documents (except to the extent that Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments);

(d)       all Rents of the Property received or collected by or on behalf of the Borrower during the continuance of an Event of Default and not applied to payment of the Debt, or to the payment of actual and reasonable operating expenses of the Property, as they become due or payable (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which Borrower is legally prevented from directing the disbursement of such sums); provided, however, that this clause shall not be deemed breached if the Administrative Agent (or Deposit Bank) fails to apply such Rents as aforesaid;

(e)       misappropriation (including failure by Borrower to turn over to Administrative Agent on demand following an Event of Default) of tenant security deposits and rents collected in advance, or of funds held by Borrower for the benefit of another party, except to the extent any such security deposits, advance deposits or other deposits or funds were applied, held or retained in accordance with the terms and conditions of the Loan Documents;

(f)        the failure by Borrower to pay Taxes, provided Borrower shall not be liable to the extent Gross Income from the Property (or any funds held in a Reserve) is insufficient to pay same;

(g)        [Intentionally Omitted];

(h)        the gross negligence or willful misconduct of Borrower, any Guarantor, or any Person that Controls Borrower or any Guarantor in connection with the Loan;

(i)         the commission of a criminal act by Borrower, any Guarantor, or any Person that Controls Borrower or any Guarantor;

(j)         Borrower’s failure to maintain insurance as required by this Agreement; provided, however, that this clause shall not be deemed breached if there is not sufficient Gross Income from the Property (or any funds held in a Reserve) to pay the same and such insufficiency is not due to misappropriation of the same, or there are sufficient amounts on reserve to pay such amounts and Administrative Agent shall not have made such amounts available to pay the same;

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(k)        [Intentionally Omitted];

(l)         [Intentionally Omitted];

(m)       failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property (but the foregoing does not include Permitted Encumbrances) unless (i) such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with this Agreement and the other Loan Documents, or (ii) such charges are bonded over or discharged in accordance with this Agreement and the other Loan Documents; for the avoidance of doubt, this section shall not be deemed breached if there is sufficient Gross Income from the Property (or any funds held in a Reserve) that is not made available to Borrower by Administrative Agent to pay such charges;

(n)        a breach of the covenants set forth in Section 5.13 hereof (but expressly excluding any representation, warranty or covenant regarding future solvency or capital adequacy) and such breach does not result in a substantive consolidation of Borrower with any other Person; or

(o)        any intentional act of any of Borrower or Guarantor or an Affiliate of any thereof which materially hinders, delays or interferes with Administrative Agent’s or any Lender’s enforcement of its rights hereunder or under any other Loan Document or the realization of the collateral, including the assertion by any of Borrower or Guarantor of defenses or counterclaims in a court of competent jurisdiction (other than defenses or counterclaims that are not frivolous in nature and are not raised or asserted in bad faith).

Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) neither Administrative Agent nor any Lender shall be deemed to have waived any right which Administrative Agent and the Lenders may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Administrative Agent’s and the Lenders’ agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower in the event that one or more of the following occurs (each, a “Springing Recourse Event”): (i) an Event of Default described in Section 8.1.4 shall have occurred and be continuing as a result of Borrower, in contravention of this Agreement, failing to obtain Administrative Agent’s prior written consent to a Transfer of the Property (other than any Transfer constituting a Lease) or Borrower or any direct or indirect equity interest therein, but only if, in such case, Administrative Agent prior written consent to such Transfer is required by this Agreement, or (ii) a breach of the covenants set forth in Section 5.13 hereof that results in substantive consolidation of Borrower into another entity or Person, or (iii) the occurrence of any condition or event described in Section 8.1.7 and either Borrower, Guarantor or any Person owning an interest (directly or indirectly) in Borrower or Guarantor consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event, or (iv) Borrower creates, incurs, assumes, permits or suffers to exist any Lien on all or any portion of the Property or any direct legal or beneficial ownership interest in Borrower, excepting only Permitted Encumbrances, or incurs any indebtedness other than Permitted Indebtedness.

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Notwithstanding the foregoing, Borrower shall not have any liability pursuant to this Section 11.1 if Borrower can demonstrate that any acts or omissions that would have created liability hereunder were caused by (or resulted from) the fraud, willful misconduct or gross negligence of Administrative Agent, any Lenders or any servicer of the Loan, or the breach by Administrative Agent, any Lenders or any servicer of the Loan of this Agreement, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Notwithstanding anything to the contrary contained in the Loan Documents, other than with respect to the Guarantor under the Guaranty and Environmental Indemnity Agreement, neither Guarantor, nor any Exculpated Party, shall have any personal liability for, nor be joined as a party to, any action with respect to (i) the payment of any sum which is or may be payable under this Agreement or the Loan Documents, or (ii) the performance or discharge of any covenants, obligations or undertakings of Borrower.

11.2       Brokers and Financial Advisors.

11.2.1       Each of Borrower, Administrative Agent and the Lenders hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan other than Lantern Real Estate (“Broker”) whose fees shall be paid by Borrower pursuant to a separate agreement. Borrower shall indemnify and hold Administrative Agent and the Lenders harmless from and against any and all claims, liabilities, costs and expenses (including reasonable, out-of-pocket attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 11.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

11.2.2       Notwithstanding anything in Section 11.2.1 above to the contrary, Borrower hereby acknowledges that (i) at Administrative Agent’s sole discretion, Broker may receive further consideration from Administrative Agent relating to the Loan or any other matter for which Administrative Agent may elect to compensate Broker pursuant to a separate agreement between Administrative Agent and Broker and (ii) Administrative Agent shall have no obligation to disclose to Borrower the existence of any such agreement or the amount of any such additional consideration paid or to be paid to Broker whether in connection with the Loan or otherwise.

11.3       Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. All Borrower’s covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Administrative Agent and respective Lenders.

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11.4        Administrative Agent’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Administrative Agent or Lender exercises any right given to them to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Administrative Agent or Lender or is to be in Administrative Agent’s or Lender’s discretion, the decision of Administrative Agent or Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Administrative Agent’s or Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent or Lender and shall be final and conclusive.

11.5        Governing Law.

11.5.1       THIS AGREEMENT, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY, PERFORMANCE AND THE OBLIGATIONS ARISING HEREUNDER, AND ANY AND ALL CLAIMS RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OR CHOICE OF LAWS, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT.

11.5.2       ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST Administrative Agent, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND EACH OF ADMINISTRATIVE AGENT, THE LENDERS AND BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT MICHAEL ANDERSON AT ARC NYC570SEVENTH, LLC, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF BORROWER MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (i) SHALL GIVE PROMPT NOTICE TO Administrative Agent OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

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11.6        Modification, Waiver in Writing. Subject as among the Lenders and Administrative Agent to Section 10.9, no modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Administrative Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, neither Administrative Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

11.7        Trial by Jury. BORROWER, Administrative Agent AND THE LENDERS HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, Administrative Agent AND the LENDERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

11.8        Headings, Schedules and Exhibits. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules, Exhibits and any other addenda or attachments attached hereto are hereby incorporated fully into this Agreement by this reference as a substantive part of this Agreement with the same force and effect as if set forth in the body hereof.

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11.9        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.10      Preferences. Upon the occurrence and continuance of an Event of Default, Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Debt. To the extent Borrower makes a payment to Administrative Agent for the account of the Lenders, or Administrative Agent receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.

11.11      Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Administrative Agent to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative Agent with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Administrative Agent to Borrower.

11.12      Remedies of Borrower. If a claim or adjudication is made that Administrative Agent or any of its agents has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Administrative Agent or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Administrative Agent nor its agents shall be liable for any monetary damages (except where Administrative Agent has been determined by a court of competent jurisdiction in a final, non-appealable judgment to have engaged in fraud, gross neglience or willful misconduct), and Borrower’s sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Administrative Agent has acted reasonably shall be determined by an action seeking declaratory judgment. Borrower specifically waives any claim against Administrative Agent and its agents with respect to actions taken by Administrative Agent or its agents on Borrower’s behalf.

11.13      Prior Agreements. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

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11.14      Offsets, Counterclaims and Defenses. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent, the Lenders or their respective agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Administrative Agent or any Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which Borrower may otherwise have against any assignor of such documents (except with respect to payments previously made by Borrower to Administrative Agent or any Lender in connection with the Loan), and no such offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

11.15      Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Administrative Agent, any Lender or any Affiliate of Administrative Agent or any Lender, a Loan purchaser, shall be subject to the prior express written approval of Administrative Agent; provided, however, such approval shall not be required to the extent the same information appeared in any news release, publicity or advertising by Administrative Agent or its Affiliates intended to reach the general public pursuant to this Section 11.15. Administrative Agent shall have the right to issue any of the foregoing without Borrower’s approval. Nothing in this Section 11.15 shall prevent Borrower or any of its Affiliates from disclosing any information relating to the Loan and/or the Loan Documents in connection with any statutory reporting requirement or other reporting requirements required by any governmental agency (including, without limitation, to the Securities and Exchange Commission) or other Legal Requirements applicable to Borrower or any of its Affiliates.

11.16      No Usury. Borrower and Lenders intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lenders to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 11.16 shall control every other agreement in the Loan Documents. If the applicable Legal Requirements (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Administrative Agent’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Legal Requirements, then it is Borrower’s and Lenders’ express intent that all excess amounts theretofore collected by Administrative Agent for the accounts of the respective Lenders shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable Legal Requirements, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Administrative Agent and the Lenders for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable Legal Requirements, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Administrative Agent or any Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

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11.17      Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them.

11.18      No Third Party Beneficiaries. The Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

11.19      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, Sole Lead Arranger or Sole Bookrunner are arm’s-length commercial transactions between Borrower, on the one hand, and Administrative Agent, Sole Lead Arranger or Sole Bookrunner, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, Sole Lead Arranger and Sole Bookrunner each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent, nor Sole Lead Arranger, nor Sole Bookrunner has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, Sole Lead Arranger and Sole Bookrunner and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, nor Sole Lead Arranger, nor Sole Bookrunner has any obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, Sole Lead Arranger and Sole Bookrunner with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

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11.20     Assignments and Participations.

 11.20.1       Assignments by the Lenders.

(a)           Each Lender (at no cost to Borrower) may assign any of its Loans, its Note and its Commitment (but only with the consent of Administrative Agent, which consent shall not be required if the Lender assigning its Loan is Administrative Agent), provided that:

(i)          no such consent by Administrative Agent shall be required in the case of any assignment by any Lender to another Lender or an Affiliate of such Lender or such other Lender except to the extent that Administrative Agent has reserved the right to consent to further assignments to a Lender in connection with the granting of its consent to the initial assignment to such Lender;

(ii)         no such assignment shall be made by any Lender to a Prohibited Lender without Borrower’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing for at least sixty (60) consecutive days;

(iii)        each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee; and

(iv)        upon execution and delivery by the assignee (even if already a Lender) to Borrower and Administrative Agent of an Assignment and Assumption pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of $3,500 and the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith. The assignee, if it is not already a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(b)           From and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.2.3, 2.2.4, 2.11.1 and 11.23); provided, however, that in no event shall such assigning Lender be released with respect to any defaults by or liabilities of such Lender under the Loan Documents which accrued prior to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.20.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.20.1.

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(c)             The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirements, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20.2          Participations by the Lenders.

(a)             A Lender may, without the consent of Borrower (at no cost to Borrower), but with prior written notice to Administrative Agent, sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any modification or waiver of any provision of this Agreement or any other Loan Document. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) consent to any modification, amendment or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 10.9, requires the consent of each Lender affected thereby. Subject to Section 11.20.2(b), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.2.3, 2.2.4, 2.11.1 and 5.29 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.20.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.20 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.20 as though it were a Lender.

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(b)             A Participant shall not be entitled to receive any greater payment under Sections 2.2.3, 2.2.4 and 2.11.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with Borrower's prior written consent.

(c)              Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the outstanding Principal (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.20.3      Assignments by Capital One. Notwithstanding the foregoing or anything to the contrary contained herein, the Loan, the Note, the Loan Documents and/or Capital One’s rights, title, obligations and interests therein may be assigned by Capital One and any of its successors and assigns to any Person at any time in its discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Capital One in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Capital One.

11.20.4      Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.20 (but without being subject thereto), any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and/or pledge all or any portion of its Loans, its Note, the Debt owing to it and/or any right, title and interest in this Agreement and the other Loan Documents to secure obligations of such Lender (including any assignment or pledge to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

11.20.5      Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrower, any Guarantor or any of their respective Affiliates or the Property in the possession of such Lender from time to time to any Affiliate, partners, assignees and participants (including prospective partners, assignees and participants); provided that such partner, assignee and participant agree to be bound by the terms of Section 11.26.

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11.20.6          No Assignments to Borrower or Affiliates. Anything in this Section 11.20.6 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates (a “Borrower-Related Lender”) without the prior consent of Administrative Agent and Majority Lenders. Under no circumstances shall Borrower-Related Lender:

(a)       have any rights to vote or grant consent or approval with respect to any matter for which the vote, consent or approval of any Lender is required under the terms of the Loan Documents, including, without limitation, any of the matters set forth in Section 10.9 of this Agreement;

(b)       have any rights to participate in meetings or conference calls to which the Lenders are invited;

(c)       have any rights to receive any report or information (whether oral or written) from, or otherwise be consulted by, Administrative Agent or any other Lender that relates, in any way, to the Property, the Borrower or the Loan (including, without limitation, any report delivered pursuant to Section 6.3 of this Agreement or pursuant to the Guaranty); or

(d)       have any rights to provide direction, grant consent or vote its claim in connection with any voluntary or involuntary case or other proceeding against Borrower or Guarantor which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property.

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11.20.7         Pfandbriefe. Notwithstanding anything to the contrary contained herein, each Lender may make a pledge (a “Pfandbriefe Pledge”) to a trustee, administrator or receiver or their respective nominees, collateral agents or collateral trustees (herein sometimes referred to as a “Pfandbriefe Trustee”) without obtaining the consent of Borrower, Administrative Agent or any other Lender (at no cost to Borrower). A Lender that makes a Pfandbriefe Pledge is referred to herein as a “Pledging Lender.” Such Pfandbriefe Trustee shall be permitted to fully exercise its rights and remedies against the Pledging Lender (including, but not limited to, foreclosing on the Pledging Lender’s Note) and realize on any and all collateral granted by such Pledging Lender to the Pfandbriefe Trustee. Any Pfandbriefe Pledge or acquisition of the interest of the Pledging Lender pursuant thereto is referred to herein as a “Pfandbriefe Transfer,” and the interest of the Pledging Lender that is subject to such Pfandbriefe Transfer is referred to herein as a “Pfandbriefe-Transferred Interest.” As a pre-condition to Pfandbriefe Trustee taking title to the Pfandbriefe-Transferred Interest following such exercise of rights and remedies under its Pfandbriefe Pledge, the Pfandbriefe Trustee shall enter into an assignment and assumption agreement whereby the Pfandbriefe Trustee assumes all of the obligations of the Pledging Lender under this Agreement and the Loan Documents with respect to the Pfandbriefe-Transferred Interest from and after the date of such assignment. Any further pledge or assignment following the acquisition of a Pfandbriefe-Transferred Interest by the Pfandbriefe Trustee, or any acquisition of such interest by any Person other than the Pfandbriefe Trustee (each, an “Additional Transfer”), shall be subject to all of the requirements set forth in Section 11.20.1 and shall require the prior written consent of Administrative Agent in accordance with this Agreement. Neither a Pfandbriefe Transfer nor any Additional Transfer (except, in the case of any such Additional Transfer that complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer) shall result in the release of the Pledging Lender from any of its obligations under the Loan Documents. Notwithstanding the Pfandbriefe Transfer or any Additional Transfer, Administrative Agent, any Lender and Borrower shall each be entitled to deal exclusively with the Pledging Lender as the “Lender” with respect to the Pfandbriefe-Transferred Interest (and, accordingly, Administrative Agent, each Lender and Borrower shall be entitled to exclusively rely upon any certification, notice, document, authorization, instruction or other communication (including any thereof by telephone, telecopy, telegram or cable) made or given by the Pledging Lender notwithstanding any contrary or conflicting certification, notice, document, authorization, instruction or other communication made or given by the Pfandbriefe Trustee or any other transferee or assignee pursuant to any Additional Transfer), and the Pledging Lender (and not the Pfandbriefe Trustee or any other transferee or assignee) shall have the sole and exclusive right and power to exercise any and all rights of a Lender (whether contractual or otherwise) under, pursuant to or contemplated by this Agreement with respect to the Pfandbriefe-Transferred Interest (including, without limitation, the right to grant any and all discretionary approvals, consents and voting rights under this Agreement that relate to the Pfandbriefe-Transferred Interest), except (i) in the case of an Additional Transfer that complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer, the transferee or assignee shall succeed to the rights and powers originally held by the Pledging Lender to exercise any and all approval, consent and voting rights under this Agreement with respect to the Pfandbriefe-Transferred Interest; (ii) in case a Sachwalter is appointed for the Pledging Lender by a German court at the request of the Federal Financial Supervisory Authority, then Administrative Agent, any Lender and Borrower (x) following a foreclosure or other exercise of rights under the Pfandbriefe Pledge, shall be entitled to deal exclusively with the Pfandbriefe Trustee (acting at the direction of such Sachwalter) with respect to any and all approval, consent and voting rights under this Agreement with respect to the Pfandbriefe-Transferred Interest (provided that the Pfandbriefe-Transferred Interest has not been transferred or assigned pursuant to an Additional transfer which complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer) and (y) in all other cases (other than as provided in clause (iii) below), shall be entitled to deal exclusively with the Pledging Lender with respect to any and all approval, consent and voting rights under this Agreement with respect to the Pfandbriefe-Transferred Interest (provided that the Pfandbriefe-Transferred Interest has not been transferred or assigned pursuant to an Additional Transfer which complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer); and (iii) in any case where, following a foreclosure, for so long as the Pfandbriefe Trustee holds the Pfandbriefe-Transferred Interest but no Sachwalter has yet been appointed, Administrative Agent, any Lender and Borrower shall be entitled to deal exclusively with the Pfandbriefe Trustee with respect to the Pfandbriefe-Transferred Interest so foreclosed upon, in connection with any and all approval, consent and voting rights under this Agreement with respect to the Pfandbriefe-Transferred Interest, but only to the extent that such approval, consent or voting rights relate to any decision to reduce the Principal of the Loans included within the Pfandbriefe-Transferred Interest or reduce the interest rate thereon or extend any stated payment date for principal of or interest on the Loans included within the Pfandbriefe-Transferred Interest or release Borrower from any liability for, or any material collateral granted for, the principal or of interest on the Loans included within the Pfandbriefe-Transferred Interest (except that no such consent shall be required for any release expressly provided in the Loan Documents or upon payment of the obligations relating to the Loans included within the Pfandbriefe-Transferred Interest in full in accordance with the terms of the Loan Documents). The pledgee or transferee of any interest pursuant to the Pfandbriefe Transfer, any foreclosure on the Pfandbriefe-Transferred Interest or any Additional Transfer shall be bound by the provisions of this Agreement and the Loan Documents as if it were a “Lender” or “Noteholder” hereunder or thereunder. No Pfandbriefe Transfer, nor any foreclosure on the Pfandbriefe-Transferred Interest, nor any Additional Transfer, shall affect or change in any way any of the rights or obligations with respect to the Pfandbriefe-Transferred Interest, and the interest acquired by the Pfandbriefe Trustee pursuant to the Pfandbriefe Transfer, and the interest acquired by any other transferee or assignee pursuant to any Additional Transfer, shall remain subject to all rights, defenses, offsets, claims and counterclaims which Administrative Agent, any Lender or Borrower may have against the Pledging Lender. Without limiting the foregoing, any rights or claims of the Pfandbriefe Trustee or any transferee or assignee of the Pfandbriefe-Transferred Interest pursuant to any Additional Transfer as against Administrative Agent shall be subject to the same limitations and exculpations as are set forth with respect to the rights and claims of a “Lender” as against Administrative Agent contained in this Agreement. The Pledging Lender shall promptly reimburse Administrative Agent for any and all out-of-pocket costs and expenses incurred by Administrative Agent in connection with any Pfandbriefe Transfer or Additional Transfer.

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11.20.8          Assignments by Borrower. Except as otherwise permitted pursuant to the terms of this Agreement, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

11.20.9          Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (such agency being solely for tax purposes), shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and outstanding Principal (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment or transfer by the Lenders shall be effective unless and until recorded in the Register.

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11.21      Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.22      Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

11.23      Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s respective assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

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11.24      Cooperation with Syndication. Borrower acknowledges that Administrative Agent intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, Borrower (at no cost to Borrower) shall take all actions as Administrative Agent may reasonably request to assist Administrative Agent in its Syndication effort. Without limiting the generality of the foregoing, Borrower shall, at the request of Administrative Agent (at no cost to Borrower) (i) facilitate the review of the Loans, the Property and the other collateral for the Loans by any prospective Lender; (ii) assist Administrative Agent and otherwise cooperate with Administrative Agent in the preparation of information offering materials (which assistance may include (but may not be relied upon) reviewing and commenting on drafts of such information materials); (iii) deliver updated reasonable information on Borrower, Guarantor, the Property and the other collateral for the Loan; (iv) make representatives of Borrower available (at mutually convenient dates and times) to meet with prospective Lenders at tours of the Property and bank meetings; (v) facilitate direct contact between the senior management and advisors of Borrower and any prospective Lender; (vi) [intentionally omitted]; and (vii) provide Administrative Agent with all information deemed reasonably necessary by it to complete the Syndication successfully. Borrower agrees to take such further reasonable action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication but in no event shall any changes increase Borrower’s or Guarantor’s or their Affiliates’ obligations or decrease Borrower’s or Guarantor’s or their Affiliates’ rights under the Loan Documents. Administrative Agent shall pay all costs of Borrower in connection with Borrower’s cooperation pursuant to this Section 11.24; provided that if an Event of Default has occurred and is continuing, Borrower shall pay all such costs.

11.25      Severance of Loan.

11.25.1      Loan Components. Administrative Agent shall have the right, at any time with the unanimous consent of the Lenders, with respect to all or any portion of the Loan, to (a) cause the Note and the Mortgage to be severed and/or split into two or more separate notes, mortgages and other security agreements, so as to evidence and secure one or more senior and subordinate mortgage loans, (b) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure) secured by the Mortgage and the other Loan Documents, (c) create multiple components of the Note (and allocate or re-allocate the outstanding Principal of the Loan among such components) or (d) otherwise sever the Loan into two or more loans secured by the Mortgage and the other Loan Documents (each of clauses (a) through (d), a “Bifurcation”); in each such case, in whatever proportions and priorities as Administrative Agent may so direct in its discretion; provided, however, that in each such instance (i) the outstanding Principal of all the Note evidencing the Loan (or components of such Note) immediately following such Bifurcation shall be equal to the outstanding Principal of the Loan immediately prior to such Bifurcation, and (ii) the weighted average Interest Rate with respect to the new notes immediately after such Bifurcation and at all times prior to the occurrence of any Event of Default shall not exceed the weighted average Interest Rate with respect to the initial Note delivered hereunder (as such interest rates are subject to being adjusted from time to time in accordance herewith, including as a result of the accrual of interest at the Default Rate). If requested by Administrative Agent in writing, Borrower shall execute within ten (10) Business Days after such request, a severance agreement, amendments to or amendments and restatements of any one or more Loan Documents, and such documentation as Administrative Agent may reasonably request to evidence and/or effectuate any such Bifurcation, all in form and substance reasonably satisfactory to Administrative Agent so long as, in each instance, none of the foregoing changes shall increase Borrower’s or Guarantor’s or their Affiliates’ obligations or decrease Borrower’s or Guarantor’s or their Affiliates’ rights under the Loan Documents.

11.25.2      [Intentionally Omitted].

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11.26      Promotional Material. Borrower authorizes Administrative Agent and each of the Lenders to issue press releases, advertisements, other promotional materials and other disclosures (including disclosures to league tables and similar services) in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the basic terms of the Loans consistent with information found on a “tombstone” and Administrative Agent’s or such Lender’s participation in the Loans. All references to Administrative Agent or any Lender contained in any press release, advertisement, promotional material or other public disclosures issued by Borrower shall be approved in writing by Administrative Agent and such Lender in advance of issuance.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ARC NYC570SEVENTH, LLC, a Delaware limited liability Company

By:	New York City Operating Partnership, L.P., a Delaware limited partnership, its sole member

	By:	New York City REIT, Inc., a Maryland Corporation, its General Partner

		By:	/s/ Michael R. Anderson
Name: Michael R. Anderson
Title: Authorized Signatory

ADMINISTRATIVE AGENT:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Greer Warden
Name: Greer Warden
Title: Senior Vice President

LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Greer Warden
Name: Greer Warden
Title: Senior Vice President